UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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NorthWestern Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF
2012
ANNUAL MEETING
AND
PROXY STATEMENT

Notice of the 2012 Annual Meeting

and the

2012 Proxy Statement

Dear Fellow NorthWestern Corporation Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders to be held on Wednesday, April 25, 2012, at 10:00 a.m. Mountain Daylight Time at the Montana Tech Student Union Building, 1300 West Park Street, Butte, Montana.

At the meeting, stockholders will be asked to elect the Board of Directors, to ratify the selection of our independent registered public accounting firm for 2012, and to hold an advisory vote to approve named executive officer compensation. The proxy statement included with this letter provides you with information about the annual meeting and the business to be conducted.

YOUR VOTE IS IMPORTANT. We urge you to read this proxy statement carefully. Whether or not you plan to attend the annual meeting in person, we urge you to vote promptly through the Internet, by telephone or by mail.

If you are unable to attend our annual meeting in person, we are pleased to offer an audio webcast of the meeting. The webcast can be accessed live on our Web site at www.northwesternenergy.com under About Us / Investor Information / Presentations and Webcasts, or you can listen to a replay of the webcast, which will be archived for 30 days after the meeting on our Web site at the above location.

Thank you for your continued support of NorthWestern Corporation.

Very truly yours,

Robert C. Rowe
President and Chief Executive Officer

NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

Notice of the
2012 Annual Meeting of Stockholders

Meeting Date:	April 25, 2012
Meeting Time:	10:00 a.m. MDT
Location:	Montana Tech Student Union Building 1300 West Park Street, Butte, Montana
Record Date:	February 27, 2012

Purposes of the Meeting:

•	Elect our slate of eight nominees to our Board of Directors to hold office until the annual meeting of stockholders in 2013 and until their successors are duly elected and qualified;

•	Ratify our appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012;

•	Hold an advisory vote to approve named executive officer compensation; and

•	Transact any other business that may be properly brought before the annual meeting and any adjournment or postponement of the annual meeting.

Stockholders owning NorthWestern Corporation common stock at the close of business on February 27, 2012, or their legal proxy holders, are entitled to vote at the annual meeting.

Only our stockholders or their legal proxy holders as of the Record Date or our invited guests may attend the annual meeting in person. The annual meeting will be webcast (audio and slides) simultaneously with the live meeting.

On or about March 8, 2012, we mailed to our stockholders either (1) a Notice of Internet Availability of Proxy Materials, which indicates how to access our proxy materials on the Internet, or (2) a copy of our proxy statement, a proxy card and our 2011 Annual Report.

By Order of the Board of Directors,

Timothy P. Olson
Corporate Secretary

Table of Contents

Items of Business to Be Considered at the Annual Meeting	1
Voting Procedures	1
Appointment of Proxy Holders	1
Record Date and Voting	1
Quorum	2
Broker Non-Votes	2
Required Vote and Method of Counting	3
Method and Cost of Soliciting and Tabulating Votes	4
Electronic Access to Proxy Statement and Annual Report	4
General Information	5
Attending the Annual Meeting in Person or by Webcast	5
Householding; Receipt of Multiple Notices	5
Available Information	6
Future Stockholder Proposals	6
Assistance	7
Corporate Governance	8
Our Board of Directors	8
Board Leadership Structure	14
Determination of Independence	14
Committees of the Board	14
Risk Oversight of the Company	16
Code of Conduct	16
Transactions with Related Persons	16
Hedging and Pledging Our Securities	17
Political Contributions Policy	17
Communications with Our Board	17
Audit Committee Report	18
Compensation Discussion and Analysis	19
Executive Summary	19
Oversight of Our Executive Compensation Program	21
Targeted Overall Compensation and Competitive Analysis	22
Components of Executive Compensation	25
2011 Compensation	27
Other Compensation Policies	34
Compensation Committee Interlocks and Insider Participation	35
Compensation Committee Report	35
Compensation of Executive Officers and Directors	36
2011 Summary Compensation	36
2011 Grants of Plan-Based Awards	37
Outstanding Equity Awards at 2011 Fiscal Year-End	38
2011 Stock Vested	39
Post Employment Compensation	39
2011 Director Compensation	42
Stock Ownership Information	44
Security Ownership of Directors and Management	44
Section 16(a) Beneficial Ownership Reporting Compliance	44
Security Ownership of Certain Beneficial Holders	45
Proposals Requiring Your Vote	46
Proposal 1 Election of Directors	46
Proposal 2 Ratification of Independent Registered Public Accounting Firm	48
Proposal 3 Advisory Vote to Approve Named Executive Officer Compensation	50
Other Matters	53
Securities Authorized for Issuance Under Equity Compensation Plans	53
Glossary	54

NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

2012 Proxy Statement

March 8, 2012

This proxy statement contains information related to the solicitation of proxies by the Board of Directors, or Board, of NorthWestern Corporation d/b/a NorthWestern Energy, or NorthWestern, the company, we, us, or our, in connection with our 2012 Annual Meeting of Stockholders.

Items of Business to Be Considered at the Annual Meeting

Our Board asks you to vote on the following items at the annual meeting:

•	Election of our eight nominees to serve on our Board;

•	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012;

•	An advisory vote to approve named executive officer compensation; and

•	Transaction of any other matters and business as may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

Voting Procedures

Appointment of Proxy Holders

Our Board asks you to appoint E. Linn Draper Jr. and Robert C. Rowe as your proxy holders to vote your shares at the annual meeting. You make this appointment by voting the proxy card provided to you and using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this proxy statement. If you sign and date your proxy card, but do not provide direction, they will vote your shares as recommended by our Board.

Management is not aware of any matter to be brought before the annual meeting other than the matters described in the notice of annual meeting accompanying this proxy statement. The persons named in the form of proxy solicited by our Board will vote all proxies that have been properly executed, and if any matters not set forth in the notice of annual meeting are properly brought before the meeting, such persons will vote thereon in accordance with their best judgment.

Record Date and Voting

All stockholders of record as of the close of business on February 27, 2012, are entitled to receive notice of and to vote, in person or by proxy, at the annual meeting or any postponement or adjournment of the annual meeting. If you owned shares of our common stock at the close of business on February 27, 2012, you are entitled to one vote per share upon each matter presented at the meeting. The company does not have any other outstanding class of voting stock. Stockholders whose shares are held in an account at a brokerage firm, bank or other nominee (i.e., in “street name”) will need to obtain a proxy from the broker, bank or other nominee that holds their shares authorizing them to vote at the annual meeting.

Your vote is important. Our Board strongly encourages you to exercise your right to vote. Voting early helps ensure that we receive a quorum of shares necessary to hold the annual meeting.

Voting on the Internet. You may vote by proxy on the Internet up until 11:59 p.m. Eastern Daylight Time the day before the meeting. The Web site for Internet voting is www.proxyvote.com. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials.

Voting by Telephone. You may vote by proxy up until 11:59 p.m. Eastern Daylight Time the day before the meeting by using the toll-free number listed on your proxy card or Voting Instruction Form. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Voting by Mail. Mark, sign and date your proxy card or Voting Instruction Form and return it in the postage-paid envelope provided. Your proxy card or Voting Instruction Form must be received far enough in advance of the Annual Meeting to allow sufficient time for processing.

Voting in Person at the Annual Meeting. If you attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name” by a broker, bank or other nominee and you wish to vote at the annual meeting, you must bring to the annual meeting a proxy from the record holder of the shares authorizing you to vote at the annual meeting. Submitting your vote by proxy will not affect your right to attend the annual meeting and to vote in person.

Revoking Your Voting Instructions to Your Proxy Holders. If you are a record holder of our common stock, you can change your vote at any time before your proxy is voted at the annual meeting by again voting by one of the methods described above or by attending the annual meeting and voting in person. You also may revoke your proxy by delivering a notice of revocation to our Corporate Secretary at NorthWestern Corporation, 3010 W. 69th Street, Sioux Falls, SD 57108, prior to the vote at the annual meeting. If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke your proxy.

Quorum

At the close of business on the Record Date, there were 36,345,920 shares of NorthWestern Corporation common stock outstanding and entitled to vote at the annual meeting. Each outstanding share is entitled to one vote.

A quorum, which is a majority of the outstanding shares as of the Record Date, is necessary to hold a valid annual meeting. A quorum will be present at the annual meeting if the holders of a majority of the shares of our common stock outstanding and entitled to vote on the Record Date are present in person or represented by proxy. If a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned to solicit additional proxies.

Broker Non-Votes

Under the rules of the New York Stock Exchange, or NYSE, certain stockholder nominees (such as brokers) have the discretion to vote on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, unless instructed otherwise by the beneficial owner. They do not have authority to vote on non-routine matters, such as the election of directors and the advisory vote to approve named executive officer compensation without instruction from the beneficial owner.

A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have authority to vote on that proposal and has not received voting instructions from you. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions, and are not counted to determine the number of votes present for the particular proposal.

Under the rules of the NYSE, if your broker holds shares in your name and delivers this proxy statement to you, the broker is entitled to vote your shares on Proposal 2 ─ Ratification of Independent Registered Public Accounting Firm even if the broker does not receive voting instructions from you. Without your instructions, the broker is not entitled to vote your shares on Proposal 1 ─ Election of Directors and Proposal 3 ─ Advisory Vote to Approve Named Executive Officer Compensation. We encourage you to provide instructions to your broker, bank or other nominee. This ensures your shares will be voted at the meeting.

Required Vote and Method of Counting

The required vote and method of counting votes for the various business matters to be considered at the annual meeting are as follows. If you sign and return your proxy card without indicating your vote, your shares will be voted “FOR” each of the nominees for director, “FOR” ratification of Deloitte & Touche LLP as our independent registered public accounting firm, “FOR” the advisory vote to approve named executive officer compensation, and in accordance with the recommendations of our Board on any other matters properly brought before the annual meeting for a vote.

Proposal 1 – Election of Directors

For the election of directors, you may vote “FOR” all of the nominees or you may “WITHHOLD AUTHORITY” for one or more of the nominees. Withheld votes will not count as votes cast for the nominee, but will count for the purpose of determining whether a quorum is present. Stockholders do not have the right to cumulate their votes for directors.

The election of directors requires a plurality of the votes cast by the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon. “Plurality” means that the nominees receiving the largest number of votes cast “FOR” are elected as directors up to the maximum number of directors to be chosen at the meeting. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. If your shares are held through a broker, bank or other nominee and you do not vote your shares, your bank, broker or other nominee may not vote your shares on this proposal.

The Board has adopted a Majority Vote Policy for the election of directors. The policy provides that, in an uncontested election, any nominee for director who receives a greater number of “WITHHOLD AUTHORITY” votes from his or her election than votes “FOR” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the stockholder vote under the procedures in the policy.

Proposal 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm

For the proposal relating to ratification of the appointment of our independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Assuming a quorum is present, the failure to vote – either by not returning a properly executed proxy card or not voting in person at the annual meeting – will have no effect on the outcome of the voting on this proposal. However, abstentions will have the same effect as voting “AGAINST” this proposal.

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012 requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon. If your shares are held through a broker, bank or other nominee and you do not vote your shares, your bank, broker or other nominee can vote your shares at its discretion on this proposal.

Proposal 3 – Advisory Vote to Approve Named Executive Officer Compensation

For the advisory vote to approve named executive officer compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Assuming a quorum is present, the failure to vote – either by not returning a properly executed proxy card or not voting in person at the annual meeting – will have no effect on the outcome of the voting on the proposal. However, abstentions will have the same effect as voting “AGAINST” this proposal.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon is required to approve the advisory vote to approve named executive officer compensation. If your shares are held through a broker, bank or other nominee and you do not vote your shares, your bank, broker or other nominee may not vote your shares on this proposal.

Because your vote is advisory, it will not be binding on the Board. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Method and Cost of Soliciting and Tabulating Votes

The Board is providing these proxy materials to you in connection with the solicitation by the Board of proxies to be voted at our annual meeting. NorthWestern will pay the cost of the solicitation, which will be made primarily by the use of mail and the Internet. Proxies also may be solicited in person or by telephone, facsimile or similar means by our directors, officers or employees without additional compensation.

We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials and annual reports to the beneficial owners of the shares they hold of record.

Broadridge Financial Solutions, Inc., will be the proxy tabulator, and a representative from NorthWestern will act as the Inspector of Election.

Electronic Access to Proxy Statement and Annual Report

The proxy statement, annual report, voting card and voting instructions are available on the Internet at www.proxyvote.com and will be available for one year following the annual meeting. You will need the control number provided on your notice to access the electronic materials.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on April 25, 2012:

The Notice of Annual Meeting, Proxy Statement and 2011 Annual Report to
Stockholders are available on the Internet at www.proxyvote.com.

At www.proxyvote.com, stockholders can view these materials, cast their vote and request to receive future proxy materials in printed form by mail or electronically by e-mail.

General Information

Attending the Annual Meeting in Person or by Webcast

Only stockholders of record or their legal proxy holders as of the Record Date or our invited guests may attend the annual meeting in person. If you wish to attend the annual meeting and your shares are held in street name at a brokerage firm, bank or other nominee, you will need to bring your notice or a copy of your brokerage statement or other documentation reflecting your stock ownership as of the Record Date. You may be asked to provide photo identification, such as a driver’s license.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the annual meeting. No banners, signs, firearms or weapons will be allowed in the meeting room. We reserve the right to inspect all items entering the meeting room.

The annual meeting will be held at the Montana Tech Student Union Building, 1300 West Park Street, Butte, Montana. The location of Montana Tech and the Student Union Building is shown below.

BUTTE, MONTANA	MONTANA TECH CAMPUS

The annual meeting will be webcast (audio and slides) simultaneously with the live meeting. You may access the webcast from our Web site at www.northwesternenergy.com under About Us / Investor Information / Presentations and Webcasts. A replay of the webcast will be available at the same location on our Web site through May 25, 2012.

Householding; Receipt of Multiple Notices

Under Securities and Exchange Commission, or SEC, rules, a single set of annual reports and proxy statements may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who shared a single address, only one annual report and proxy statement were sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement for 2012 or in the future, he or she may telephone toll-free 1+ (800) 542-1061 or write to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks, brokers or other nominees, if they are beneficial holders, or by contacting Broadridge at the address set forth above, if they are record holders.

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available through a Web site maintained by a third-party and accessible through our company Web site at www.northwesternenergy.com under About Us / Investor Information / SEC Filings.

Our public filings also are available to the public from document retrieval services and the Web site maintained by the SEC at www.sec.gov. You also may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:  Public Reference Room, 100 F Street NE, Room 1580, Washington, DC 20549.

Please call the SEC at 1+ (800) SEC-0330 for further information on the public reference room. You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, NE, Room 1580, Washington, DC 20549, at prescribed rates.

Future Stockholder Proposals

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in the proxy statement for our annual meeting to be held in 2013, stockholder proposals must be received by the Corporate Secretary of NorthWestern Corporation not later than November 8, 2012. This notice requirement is separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the company’s proxy statement.

Other Stockholder Proposals for Presentation at the 2013 Annual Stockholders’ Meeting

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly from the floor of the 2013 Annual Stockholders’ Meeting, the company’s Bylaws require that timely notice must be given to the Corporate Secretary. To be timely, the notice must be received by the Corporate Secretary of NorthWestern Corporation between December 26, 2012, and January 25, 2013.

Stockholder proposals should be delivered or mailed to and received by us in accordance with the dates set forth above and addressed to:  Corporate Secretary, NorthWestern Corporation, 3010 W. 69th Street, Sioux Falls, SD 57108.

To be in proper written form, a stockholder’s notice for both annual and special meetings must set forth:

(1) as to each person whom the stockholder proposes to nominate for election as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class or series and number of shares of capital stock of the company that are owned beneficially or of record by the person, (d) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities and Exchange Act of 1934, as amended, or Exchange Act, and the rules and regulations promulgated thereunder, and (e) such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected;

(2) as to any other business that the stockholder proposes to bring before the meeting, (a) a brief description of the business desired to be brought before the meeting, (b) the text of the proposal or business (including the text of any resolutions proposed for consideration, and, in the event that such business includes a proposal to amend the Bylaws of the company, the language of the proposed amendment), (c) the reasons for conducting such business at the meeting, and (d) any material interest of such stockholder in the business being proposed and the beneficial owner, if any, on whose behalf the proposal is being made; and

(3) as to the stockholder giving this notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and record address of such stockholder and any such beneficial owner, (b) the class or series and number of shares of capital stock of the company that are owned beneficially or of record by such stockholder and beneficial owner, (c) a description of all arrangements or understandings between such stockholder and any such beneficial owner and each proposed nominee and any other persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (d) a representation that such stockholder is a stockholder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons and/or conduct the business being proposed as described in the notice, and (e) a representation of whether such stockholder or any such beneficial owner intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee, and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by a stockholder with respect to an annual meeting if the stockholder has notified the company of his or her intention to present a proposal at such annual meeting in compliance with Regulation 14A (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the company to solicit proxies for such annual meeting. The company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the company.

Assistance

If you need assistance with voting your proxy or have questions regarding our annual meeting, please contact:
Dan Rausch Director – Investor Relations (605) 978-2902	or	Tammy Lydic Assistant Corporate Secretary (605) 978-2913

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Corporate Governance

Our Board oversees the business of the company. It establishes overall policies and standards for us and reviews the performance of our management. The Board operates pursuant to a set of written Corporate Governance Guidelines that set forth the company’s corporate governance philosophy and the governance policies and practices that the company has established to assist in governing the company and its affiliates. Our Corporate Governance Guidelines can be found on our Web site at www.northwesternenergy.com under About Us / Corporate Governance / Governance Policies.

Our Board has adopted a policy that, in connection with the Board’s annual self-evaluation process, attendance and participation by directors is considered in determining continued service on the Board. The Board held 10 meetings in 2011. Each director attended more than 75 percent of the aggregate number of the meetings of the Board and of each committee on which he or she served. At our last annual meeting of stockholders in April 2011, all of the eight director nominees were in attendance.

Our Board of Directors

Our Board has eight directors. We believe a limited number of directors helps maintain personal and group accountability.  Our Board is independent in composition and outlook, led by an independent chairman and composed of independent directors, other than the Chief Executive Officer, or CEO.

Our individual Board members have varied expertise and bring extensive professional experiences from both within and outside our industry. This provides our Board with a vast collective skill set, which is advantageous to the Board’s oversight of our company. While the industry-specific expertise possessed by certain of our Board members is essential, we also benefit from the viewpoints of our directors with expertise outside our industry. These varied perspectives expand the Board’s ability to provide relevant guidance to our business.

Our Board acts as a coherent team and fosters an environment that allows individual insights to contribute to the group consensus. It is focused on long-term company success and maintains an effective dialogue with management through constructive relationships which provide timely and appropriate deliberation.

Each of our non-employee Board members has satisfied the stock ownership requirements established by our Corporate Governance Guidelines.  Each member also is recognized as a Governance Fellow 2011 by the National Association of Corporate Directors.

Our Board is actively engaged inside and outside the boardroom. Each Board member has knowledge and insights that provide guidance concerning our business, with particular focus on succession planning, corporate strategy, executive compensation, risk management, and operating performance. Our Board members spend time in our service territory interacting with our employees, customers and community leaders. They seek and participate in learning opportunities to stay abreast of the latest industry and corporate governance developments affecting their role as directors.

Following are biographies of our Board members, each of whom is currently serving and has been nominated to serve another one-year term.

Stephen P. Adik Chairman of the Audit Committee Age 68, Director since 2004, Independent
Business Experience: Mr. Adik is the retired Vice Chairman (2001-2003) of NiSource Inc. (NYSE: NI), an electric and natural gas production, transmission and distribution company. Mr. Adik was Senior Executive Vice President and Chief Financial Officer (1998-2001), and Executive Vice President and Chief Financial Officer (1996-1998), of NiSource.

Public Company Directorships Since 2007: American Water Works Company, Inc. (NYSE: AWK), a provider of high-quality water and wastewater services to more than 1,600 communities in the United States and Ontario, Canada (since 2009) (member of audit and finance committees); and Beacon Power (NASDAQ: BCON), a designer and manufacturer of power conversion and sustainable energy storage systems for the distributed generation, renewable energy and backup power markets (2004-November 2010).

Other Current Directorships and Memberships: Director of The Chicago SouthShore and South Bend Railroad, a regional rail carrier serving northwest Indiana; director of Dearborn Midwest Conveyor Company, a manufacturer and installer of conveyor equipment for the bulk materials and automotive industries; and member and president emeritus of the board of the Northwest Indiana Regional Bus Authority.

Qualifications Relative to Service on Our Board: Our Board concluded that Mr. Adik is qualified to serve as a Board member because of his 25+ year career in the energy and utility industries, having served on the board and as the chief financial officer for a Fortune 500 utility holding company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. Mr. Adik holds an MBA in Finance, is considered financially literate under NYSE rules and qualifies as an audit committee financial expert under SEC rules. Mr. Adik also serves and has in the past served on the boards of other companies in energy- and utility-related industries, which provides him a wide perspective on various issues applicable to the company. During his more than seven-year tenure on our Board, Mr. Adik has gained a good working knowledge of our company that provides efficiency and continuity to our Board. Mr. Adik is a 2011 National Association of Corporate Directors, or NACD, Governance Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors. He supplements his skill sets through ongoing engagement with the director community and access to leading practices.

Dorothy M. Bradley Age 65, Director since 2009, Independent
Business Experience: Ms. Bradley is the retired District Court Administrator for the

18th Judicial Court of Montana (2000-2007). Ms. Bradley was the Director of the University Water Center, an education and research arm of Montana State University (1993-2000); law clerk, hearing master and mediator in the Montana District Court (1983-1990); and served eight terms in the Montana House of Representatives beginning in 1971.

Public Company Directorships Since 2007: None.

Other Current Directorships and Memberships: Member of the board of the Burton K. Wheeler Center for Public Policy, an independent non-profit organization that promotes the discussion, analysis and eventual resolution of critical issues facing Montana and the region; member of the Montana Water Compact Commission; and National Advisor for the American Prairie Foundation.

Qualifications Relative to Service on Our Board: Our Board concluded that Ms. Bradley is qualified to serve as a Board member because of her experience with the Montana judicial and legislative systems and her reputation as a respected civic leader in Montana. During four of her terms in the Montana legislature, she also served on the Montana Legislative Appropriations Committee. Her experience brings to the Board a local perspective on relevant regulatory and community issues facing our company in Montana, where we serve approximately two-thirds of the state. Ms. Bradley’s work in the public policy arena also provides valuable background as the company addresses the environmental issues that are facing utility companies today. As one of the newer members of our Board, Ms. Bradley brings a fresh perspective to the Board.   Ms. Bradley is a 2011 NACD Governance Fellow. She has demonstrated her commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors. She supplements her skill sets through ongoing engagement with the director community and access to leading practices.

E. Linn Draper Jr. Chairman of the Board Age 70, Director since 2004, Independent
Business Experience: Mr. Draper is the retired Chairman, President and Chief Executive Officer of American Electric Power Company (NYSE: AEP), a public utility holding company (1992-2004). Prior to that, he worked for Gulf States Utilities Company, an electric utility company (1979-1992), including serving as its chairman of the board of directors and President and Chief Executive Officer for the last six years of his time there.

Public Company Directorships Since 2007: Alliance Data Systems Corporation (NYSE: ADS), a provider of transaction services, credit services and marketing services (since 2005) (member of human resources committee since 2005 and chairman of that committee since 2009); Alpha Natural Resources Inc. (NYSE: ANR), a coal producer (since 2004) (chairman of the human resources committee since 2005, and member of the safety, health, environment and sustainability committee since 2008); and TransCanada (NYSE: TRP), a transporter and marketer of natural gas and generator of electric power in Canada and the United States (since 2005) (member of the health, safety and environmental committee since 2005, chairman of that committee since 2007; member of audit committee since 2009; member of the human resources committee from 2005 to 2009).

Other Current Directorships and Memberships: None.

Qualifications Relative to Service on Our Board: Our Board concluded that Mr. Draper is qualified to serve as a Board member because of his 12 years of service as chairman of the board and president and chief executive officer of one of the largest electric utilities in the United States and his six additional years of service in those same roles with another electric utility. In addition, Mr. Draper also currently serves or has in the past served on the boards of other companies in energy- and utility-related industries, which provides him a wide perspective on the issues impacting the company today. Mr. Draper’s public board experience spans 11 companies and approximately 75 years of cumulative experience, and he has served on a variety of committees on those boards. Mr. Draper is considered financially literate under NYSE rules. Mr. Draper has gained a good working knowledge of our company during his more than seven-year tenure on our Board that provides efficiency and continuity to our Board. Mr. Draper is a 2011 NACD Governance Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors. He supplements his skill sets through ongoing engagement with the director community and access to leading practices.

Dana J. Dykhouse Age 55, Director since 2009, Independent
Business Experience: Mr. Dykhouse is the Chief Executive Officer of First PREMIER Bank, a regional bank headquartered in Sioux Falls, SD, with bank locations across eastern South Dakota (since 1995).

Public Company Directorships Since 2007: None.

Other Current Directorships and Memberships: Mr. Dykhouse serves in a variety of leadership roles in civic, community and professional organizations in South Dakota.

Qualifications Relative to Service on Our Board: Our Board concluded that Mr. Dykhouse is qualified to serve as a Board member because of his reputation as a respected civic, community and professional leader in South Dakota. Mr. Dykhouse has served as chief executive officer of a $1 billion regional bank for 17 years and provides a local perspective on the issues relevant to our service area that spans the eastern one-third of South Dakota. Mr. Dykhouse has 30+ years of experience in the financial services industry and is considered financially literate under NYSE rules. As one of the newer members of our Board, Mr. Dykhouse brings a fresh perspective to the Board. Mr. Dykhouse is a 2011 NACD Governance Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors. He supplements his skill sets through ongoing engagement with the director community and access to leading practices.

Julia L. Johnson Chairwoman of the Nominating and Corporate Governance Committee Age 49, Director since 2004, Independent
Business Experience: Ms. Johnson is President of NetCommunications, LLC, a strategy consulting firm specializing in the energy, telecommunications and information technology public policy arenas (since 2000). Ms. Johnson was Chairwoman (1997-1999) and Commissioner (1993-1997) of the Florida Public Service Commission.

Public Company Directorships Since 2007: FirstEnergy (NYSE: FE), an electric utility holding company (since 2011 following merger with Allegheny Energy in 2011); Allegheny Energy (NYSE: AYE), an electric utility holding company (from 2003 until merger with FirstEnergy in 2011) (member of the finance committee and the corporate governance committee); MasTec, Inc. (NYSE: MTZ), a leading end-to-end voice, video, data and energy infrastructure solution provider (since 2002) (chair of the nominating and governance committee and member of the compensation committee); and American Water Works Company, Inc. (NYSE: AWK), a provider of high-quality water and wastewater services to more than 1,600 communities in the United States and Ontario, Canada (since 2008) (member of the compensation committee and the nominating and governance committee).

Other Current Directorships and Memberships: None.

Qualifications Relative to Service on Our Board: Our Board concluded that Ms. Johnson is qualified to serve as a Board member because of her experience in the public utility regulatory arenas, having founded and served nearly 10 years as president of a strategy consulting firm specializing in the energy, telecommunications and information technology public policy arenas and her extensive experience working with federal, state and local legislative, regulatory and administrative agencies. Ms. Johnson also served two years as chairwoman and four years as a commissioner on the Florida Public Service Commission. Ms. Johnson currently serves on the boards of three other public companies, one of which is a large investor-owned electric utility holding company, as well a variety of committees on those boards. Her approximately 28 years of cumulative public company board experience provides her with a broad perspective on the issues facing the company today. Ms. Johnson is financially literate under NYSE rules. Ms. Johnson has gained a good working knowledge of our company during her more than seven-year tenure on our Board that provides efficiency and continuity to our Board. Ms. Johnson is a 2011 NACD Governance Fellow. She has demonstrated her commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors. She supplements her skill sets through ongoing engagement with the director community and access to leading practices.

Philip L. Maslowe Chairman of the Human Resources Committee Age 65, Director since 2004, Independent
Business Experience: Mr. Maslowe was the non-executive chairman of the board for AMF Bowling Worldwide, Inc., operators of bowling centers and providers of sporting goods (2002-2004); Executive Vice President and Chief Financial Officer of The Wackenhut Corporation, a security, staffing and privatized prisons corporation (1997-2002); and Executive Vice President and Chief Financial Officer of Kindercare Learning Centers, a provider of learning programs for preschoolers (1993-1997).

Public Company Directorships Since 2007: Delek US Holdings, Inc. (NYSE: DK), a diversified energy business focused on petroleum refining and supply and retail marketing (since 2006) (chair of the audit committee and member of the incentive plan committee).

Other Current Directorships and Memberships: Director and chairman of the audit committee of United Site Services, a national provider of portable restrooms, temporary fence, storage, erosion control, power sweeping and other services; director and chairman of the audit committee of American Media, Inc., a publishing company in the field of celebrity journalism and health and fitness magazines; director of NextMedia Group, Inc., an out-of-home media company that owns and operates radio and outdoor advertising properties throughout the United States.

Qualifications Relative to Service on Our Board: Our Board concluded that Mr. Maslowe is qualified to serve as a Board member because of the diverse experience he gained over his business career, having served as chief financial officer for a number of national companies, including KinderCare Learning Centers, Thrifty Corporation and The VONS Companies, Inc. Mr. Maslowe also previously served as the non-executive chairman of the board, chairman of the compensation committee and chairman of the audit committee for AMF Bowling Worldwide, Inc.; as director and chairman of the audit committee for Hilex Poly Co., LLC, a manufacturer of plastic bag and film products; as member of the board of managers and human resource committee for Gate Gourmet Group Holding LLC, an airline catering company; as director, chairman of the corporate governance committee and member of the audit committee for Mariner Health Care, Inc., a health care service provider; and director and member of the audit committee for Bruno’s Supermarkets, Inc., a leading supermarket chain in the South.

Mr. Maslowe’s service on a variety of public and private company boards of directors, as well as a variety of committees on those boards, provides him with approximately 25 years of cumulative board experience and a broad perspective on the issues facing businesses and the company today. Mr. Maslowe is considered financially literate under NYSE rules. Mr. Maslowe has gained a good working knowledge of our company during his more than seven-year tenure on our Board that provides efficiency and continuity to our Board. Mr. Maslowe is a 2011 NACD Governance Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors. He supplements his skill sets through ongoing engagement with the director community and access to leading practices.

Denton Louis Peoples Age 71, Director since 2006, Independent
Business Experience: Mr. Peoples was founder and served as President of Nyack Management Company, Inc., a nationwide general business consulting firm (2004-2007), and is the retired Chief Executive Officer and Vice Chairman of the Board of Orange and Rockland Utilities, Inc., an investor-owned electric and natural gas utility (1994-1999). Mr. Peoples also served as Executive Vice President and was a member of the board of directors of Madison Gas and Electric Company, an investor-owned electric and natural gas utility (1992-1993).

Public Company Directorships Since 2007: None.

Other Current Directorships and Memberships: Director of the Center for Clean Air Policy; director of the Nevada Area Council, Boy Scouts of America; Technical Advisory Board Member of the Nevada Institute for Renewable Energy Commercialization; regional director for the San Francisco Bay Area and Northern Nevada for the Naval War College Foundation; and a sponsor of the Aspen Institute Energy Policy Forum; member of the Stanford University Mechanical Engineering Department Advisory Committee; and trustee of the Boyd Family Foundation.

Qualifications Relative to Service on Our Board: Our Board concluded that Mr. Peoples is qualified to serve as a Board member because of his broad expertise in the electric and natural gas energy industries gained during his tenure as chief executive officer and vice chairman of the board of a mid-sized investor-owned utility and executive positions held at other utility or energy-related companies during his 35+ year business career. Mr. Peoples’ utility industry experience also is reflected in past directorships and memberships, including former chairman and member of the New York Power Pool Executive Committee, former chairman of the New York Power Pool Transition Steering Committee to form the New York Independent System Operator, former vice chairman and director of the Energy Association of New York State and the Empire State Electric Energy Research Corporation, former director of the Edison Electric Institute, and former director of the Electric Power Research Institute. Mr. Peoples also is a Registered Professional Engineer and Certified Public Accountant (Retired Status). Mr. Peoples is considered financially literate under NYSE rules. Mr. Peoples has gained a good working knowledge of our company during his six-year tenure on our Board that provides efficiency and continuity to our Board. Mr. Peoples is a 2011 NACD Governance Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors. He supplements his skill sets through ongoing engagement with the director community and access to leading practices.

Robert C. Rowe Age 56, Director since 2008
Business Experience: Mr. Rowe is the President and CEO of NorthWestern Corporation (since August 2008). Mr. Rowe was co-founder and senior partner at Balhoff, Rowe & Williams, LLC, a specialized national professional services firm providing financial and regulatory advice to clients in the telecommunications and energy industries (January 2005-August 2008), and served as commissioner (and chairman) of the Montana Public Service Commission (1993–2004).

Public Company Directorships Since 2007: None.

Other Current Directorships and Memberships: None.

Qualifications Relative to Service on Our Board: Our Board concluded that Mr. Rowe is qualified to serve as a Board member because of his position as president and chief executive officer of our company and his significant experience in the regulatory and public policy arenas. Mr. Rowe previously founded and was senior partner for three and one-half years in a specialized national professional services firm providing financial and regulatory advice to clients in the telecommunications and energy industries. In addition, Mr. Rowe previously served 12 years as a commissioner (and chairman) of the Montana Public Service Commission. Mr. Rowe also served a term as president of the National Association of Regulatory Utility Commissioners. Mr. Rowe is financially literate under NYSE rules. Mr. Rowe is a 2011 NACD Governance Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors. He supplements his skill sets through ongoing engagement with the director community and access to leading practices.

Board Leadership Structure

Our Board has placed the responsibilities of Chairman with an independent member of the Board, which we believe provides better accountability between the Board and our management team. We believe it is beneficial to have an independent Chairman whose sole responsibility to us is leading our Board members as they provide leadership to our executive team. Our Chairman is responsible for providing leadership to the Board and facilitating communication among the directors; setting the Board meeting agendas in consultation with the President and CEO; presiding at Board meetings, executive sessions and stockholder meetings; and serving as an ex-officio member of each Board committee. This delineation of duties allows the CEO to focus his attention on managing the day-to-day business of the company. We believe this structure provides strong leadership for our Board, while positioning our CEO as the leader of the company in the eyes of our customers, employees and other stakeholders.

Executive sessions of the non-employee directors without management in attendance are provided for at each regularly scheduled Board and committee meeting and are chaired, as applicable, by our Chairman of the Board or the independent chairperson of the respective committee.

Determination of Independence

A director will be considered independent if he or she qualifies as “independent” under (1) NYSE standards and any applicable laws, and (2) he or she (a) has never been an employee of the company or any of its subsidiaries; (b) is not a close relative of any management employee of the company; (c) provides no services to the company, or is not employed by any firm providing major services to the company, other than as a director; and (d) receives no compensation from the company other than director fees and benefits. The Board’s determination of independence is based upon a review of the questionnaires submitted on an annual basis by each director, the company’s relevant business records, publicly available information and the applicable SEC and NYSE requirements.

Based on its review, the Board determined that all of the non-employee directors (Messrs. Adik, Draper, Dykhouse, Maslowe, Peoples and Mses. Bradley and Johnson) are independent as defined in the listing standards noted above. Mr. Rowe is an executive officer of the company and, therefore, is not independent.

Committees of the Board

We have three Board committees composed solely of independent directors, each with a different independent director serving as chairperson of the committee. Our Board committees are: Audit Committee, Human Resources Committee and Nominating and Corporate Governance Committee. The members of the committees, general functions of the committees and number of committee meetings in 2011 are set forth below. Each of these committees has a written charter that can be found on our Web site at www.northwesternenergy.com under About Us / Corporate Governance / Board of Directors.

Audit Committee

Our Audit Committee assists the Board in fulfilling its responsibilities for oversight of (1) the company’s accounting and financial reporting processes, (2) the audits and integrity of the company’s financial statements, (3) the company’s compliance with legal and regulatory requirements, (4) the independent auditor’s qualifications and independence, (5) the performance of the company’s internal audit function and independent auditors, (6) preparation of the Audit Committee reports that the rules of the SEC require to be included in the company’s annual proxy statement, (7) significant financings and dividend policy and dividend payment recommendations; and (8) such other duties as directed by the Board.

Our Audit Committee is currently composed of four independent directors: Chairman Stephen P. Adik, Dana J. Dykhouse, Philip L. Maslowe and Denton Louis Peoples. The Board determined that Audit Committee Chairman Adik qualifies as an audit committee financial expert under the applicable SEC regulations and that each member of the Audit Committee is financially literate within the meaning of the listing standards of the NYSE. Our Audit Committee held six meetings during 2011.

Human Resources Committee

Our Human Resources, or HR, Committee acts on behalf of and with the concurrence of the Board with respect to compensation, benefits and other employment matters for executives; stock-based compensation plans for employees; the election and appointment of executive officers and other officers; the assessment of the performance of the CEO; and the compensation of non-employee members of the Board. Our Compensation and Benefits Department administers our executive compensation and benefits plans.

Our HR Committee is composed of four independent directors: Chairman Philip L. Maslowe, Stephen P. Adik, Julia L. Johnson and Denton Louis Peoples. Each of the members of our HR Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and a “non-employee” director within the meaning of Rule 16b-3 under the Exchange Act. Our HR Committee held seven meetings during 2011.

The HR Committee has directly retained Towers Watson as its independent, external compensation consultant for the last several years. Towers Watson is an independent consulting firm that provides services in the areas of executive compensation and benefits and has specific expertise in evaluating compensation in the utility industry. Towers Watson reports directly to the HR Committee and, at the HR Committee’s request, provides an annual evaluation and analysis of trends in both executive compensation and director compensation. Towers Watson also evaluates other compensation issues at the direct request of the HR Committee. As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, the HR Committee also considers input from our CEO and Chief Financial Officer, or CFO.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance, or NCG, Committee assists the Board in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness, and in developing and implementing our corporate governance principles. Further, the NCG Committee reviews and oversees our position on (1) corporate social responsibilities and (2) public policy issues that significantly affect us, our stockholders, our customers and our other key stakeholders.

Our NCG Committee is composed of three independent directors: Chairwoman Julia L. Johnson, Dorothy M. Bradley and Dana J. Dykhouse. Our NCG Committee held four meetings during 2011.

Our NCG Committee evaluates each director candidate to determine whether such candidate should be recommended to the Board as a director nominee. In considering new individuals for nomination as directors, the NCG Committee typically solicits recommendations from its current directors and is authorized to engage third-party advisors, including search firms, to assist in the identification and evaluation of candidates.

Our NCG Committee also considers nominees for directors properly recommended by stockholders. A stockholder who wishes to submit a candidate for consideration at the annual meeting of stockholders must notify our Corporate Secretary in writing not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting. The stockholder’s written notice must include information about each proposed nominee, including name, age, business address, principal occupation and other information required in proxy solicitations. The nomination notice also must include the nominating stockholder’s name and address, the number of shares of our common stock beneficially owned by the stockholder, and any arrangements or understandings between the nominee and the stockholder. The stockholder also must furnish a statement from the nominee indicating that the nominee wishes and is able to serve as a director. The manner in which the NCG Committee evaluates candidates recommended by stockholders is generally the same as candidates from other sources. However, the NCG Committee also will seek and consider information concerning the relationship between the recommending stockholder and the candidate to determine if the candidate can represent the interests of all of the stockholders. The NCG Committee will not evaluate a candidate recommended by a stockholder unless the stockholder notice states that the potential candidate has indicated a willingness to serve as a director, to comply with the expectations and requirements for Board service publicly disclosed by NorthWestern, and to provide all of the information required to conduct an evaluation.

Risk Oversight of the Company

Our Audit Committee is primarily responsible for overseeing the company’s risk management processes on behalf of the full Board by monitoring company processes for management’s identification and control of key strategic, operational, financial, regulatory and compliance risks. The Audit Committee receives reports from management at least quarterly regarding the company’s assessment of risks and works together with the other Board committees. The HR Committee oversees risks in compensation plans, and the NCG Committee oversees risks in corporate governance and social responsibilities including environmental, health and safety matters. In addition, the Audit Committee reports regularly to the full Board, which also considers the company’s risk profile. The Audit Committee and the full Board focus on the most significant risks facing the company and review the corporate risk appetite in evaluating strategic alternatives. While the Board oversees the company’s risk management, our CEO and executive Enterprise Risk Management Committee act to ensure that our enterprise risk management and business continuity programs, or ERM, achieve their objectives. While management is responsible for the day-to-day risk management processes, we have structured our ERM reporting relationship through our Chief Audit and Compliance Officer who reports functionally to the Audit Committee. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board leadership structure supports this approach.

Code of Conduct

Our Board adopted a Code of Conduct and Ethics, or Code of Conduct, and reviews it annually. Our Code of Conduct embodies the standards that form our culture and sets forth expectations of conduct for all of our officers, directors and employees and those of our subsidiary companies, including all full- and part-time employees and certain persons that provide services on our behalf, such as agents. Our Code of Conduct focuses on our corporate vision, mission and values through its Compliance through SERVICE theme. You may review our Code of Conduct on our Web site at www.northwesternenergy.com under About Us / Corporate Governance / Governance Policies. We intend to post on our Web site any amendments to, or waivers from, our Code of Conduct. In addition, our Board adopted a separate code of ethics that applies to our principal executive officer, principal financial officer, and principal accounting officer or controller (or persons performing similar functions), which includes complaint procedures that specifically apply to this separate code. Our Board also annually reviews this separate code of ethics, and it is available on our Web site at the location noted above.

Transactions with Related Persons

Our Audit Committee has adopted a written Related Persons Transaction Policy. The policy requires that any related person transaction be reviewed and approved by the Audit Committee based on its consideration of all available relevant facts and circumstances. The Audit Committee should approve a related person transaction only if it determines in good faith that such transaction is in, or is consistent with, the best interests of the company and its stockholders.

Under the policy, a “related person” is an officer, director, director nominee, or 5 percent or more stockholder of the company, as well as an immediate family member of such individuals or an entity which is owned or controlled by any of such individuals; and a “related person transaction” is a transaction involving (1) the company, (2) a related person, and (3) an aggregate annual amount in excess of $120,000.

The policy also provides ratification procedures for approval of transactions that have been commenced or consummated prior to any knowledge of the involvement of a related person and for the annual review of ongoing related person transactions to ensure that such transactions continue to remain in the best interests of the company and its stockholders. The policy is available on our Web site at www.northwesternenergy.com under About Us / Corporate Governance / Governance Policies. No material related person transactions were identified during 2011.

Hedging and Pledging Our Securities

Our Insider Trading Policy prohibits our directors and employees from engaging in hedging, monetization, and publicly traded options transactions involving our securities. The Insider Trading Policy also prohibits our directors and employees from pledging any of our securities as collateral for a loan, unless pre-cleared by the insider trading compliance officer. None of our directors or executive officers has pledged any of our securities as collateral for a loan. The Insider Trading Policy can be found on our Web site at www.northwesternenergy.com under About Us / Corporate Governance / Governance Policies.

Political Contributions Policy

As a public utility, we are subject to various laws and regulations at the federal, state, and local levels; and changes to these laws can affect our business, employees, communities, and stockholders. Accordingly, we are committed to being an active and responsible corporate citizen.

We use our resources, through legally permissible participation in the political process, to advance matters of public policy that are consistent with our values, our legal obligations, and our Code of Conduct. We also encourage our employees to be active in civic and community activities, including by participating in the political and democratic process.

In 2012, the company adopted a political contributions policy to formalize our existing practices with respect to political contributions. We do not make and our policy prohibits corporate contributions to candidates for political office, political parties or committees, or political committees organized for the advancement of political candidates, whether federal, state, or local.

On the other hand, state and local ballot initiatives and referenda on important policy issues have the potential to impact our business and our stakeholders. Accordingly, the policy permits corporate contributions in connection with such matters, as well as lobbying efforts and contributions to trade and local associations. Finally, the policy allows individual employees to make personal contributions to political action committees. The full policy is available on our Web site at www.northwesternenergy.com under About Us / Corporate Governance / Governance Policies.

Communications with Our Board

Communications by an interested party to our Board, including our Chairman and the independent directors, individually or as a group, should be addressed to our Corporate Secretary at NorthWestern Corporation, 3010 W. 69th Street, Sioux Falls, SD 57108. The Corporate Secretary will forward directly to the Board any communication received.

Audit Committee Report

Our Audit Committee assists the Board in fulfilling its responsibilities for oversight of (1) the company’s accounting and financial reporting processes, (2) the audits and integrity of the company’s financial statements, (3) the company’s compliance with legal and regulatory requirements, (4) the independent auditor’s qualifications and independence, (5) the performance of the company’s internal audit function and independent auditors; (6) preparation of the Audit Committee reports that the rules of the SEC require to be included in the company’s annual proxy statement; (7) significant financings and dividend policy and dividend payment recommendations; and (8) such other duties as directed by the Board. The Audit Committee operates pursuant to a charter that was last amended in October 2010, a copy of which is available on NorthWestern’s Web site at www.northwesternenergy.com under About Us / Corporate Governance / Board of Directors / Audit Committee.

In the performance of the Audit Committee’s oversight function, and in connection with the December 31, 2011, financial statements, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee has discussed the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP, or Deloitte, our independent registered public accounting firm, required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence; and the Audit Committee has discussed with Deloitte the firm’s independence. The compatibility of non-audit services was considered with the auditor’s independence.

Based on its review of the consolidated financial statements and discussions with and representations from management and Deloitte referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC.

Audit Committee
Stephen P. Adik, Chairman
Dana J. Dykhouse
Philip L. Maslowe
Denton Louis Peoples

Compensation Discussion and Analysis

The Compensation Discussion and Analysis, or CD&A, describes our compensation program, including the rationale and processes used to determine the 2011 compensation of our executive officers. This includes the objectives and specific elements of our compensation program, including cash compensation, equity compensation and post-termination compensation. This CD&A, which may include forward-looking statements, should be read together with the compensation tables and related disclosures that follow this section.

The CD&A is organized into the following sections:

•	Executive Summary;

•	Oversight of Our Executive Compensation Programs;

•	Targeted Overall Compensation and Competitive Analysis;

•	Components of Executive Compensation;

•	2011 Compensation; and

•	Other Compensation Policies.

In our CD&A, the term

•
“Named executive officer” means the CEO, CFO and the three most highly compensated officers, other than the CEO and CFO, who were serving as executive officers at the end of 2011. For 2011, our named executive officers include the following individuals:

─	Robert C. Rowe, President and Chief Executive Officer;

─	Brian B. Bird, Vice President, Chief Financial Officer and Treasurer;

─	Heather H. Grahame, Vice President and General Counsel;

─	Curtis T. Pohl, Vice President–Distribution; and

─	Bobbi L. Schroeppel, Vice President–Customer Care, Communications and Human Resources.

•
“Executive officer” means the named executive officers and other executives responsible for company policy, strategy and operations. At the end of 2011, nine individuals were serving on our executive team.

Executive Summary

In 2011, our net income increased to $92.6 million, representing an increase of $15.2 million or 19.6 percent over the prior year. Our strong financial and reliability results combined with achievement of our safety goals resulted in a 101 percent funding of our annual incentive target for 2011. At the same time, our stock price increased from $28.83 to $35.79, an increase of 24.1 percent. In addition, we provided a total dividend of $1.44 in 2011. Our total stockholder return, or TSR, for 2011 was 29.9 percent, versus 2.1 percent for the S&P 500 and 18.6 percent for our peer group.

The grants of long-term performance-based restricted shares that were made in 2009 vested on December 31, 2011. The performance measures associated with those grants were measured over a three-year vesting period and were tied to earnings per share growth, return on average equity and TSR. The company had solid results for these financial metrics, attaining 12.9 percent average earnings per share growth, 10.0 percent return on average equity and TSR of 76.1 percent. Our TSR ranked #2 when compared with our 11-member peer group. Based on the terms of the award and the performance measure matrix, the awards paid out at 155.2 percent of target.

The following chart shows the total return on an investment made on December 31, 2008, and compares our stock price performance with the S&P 500 and our peer group, which is described on page 23 of this proxy statement through December 31, 2011. The period represented in the chart is approximately the same as the performance period for the long-term performance-based restricted shares described in the preceding paragraph. Total return is computed assuming reinvestment of dividends.

TOTAL STOCKHOLDER RETURN

At our annual meeting in 2011, we asked our stockholders to approve, on an advisory basis, a “say-on-pay” resolution regarding the compensation of our named executive officers as disclosed in the proxy statement for that meeting and a “say-when-on-pay” recommendation regarding the annual frequency of future say-on-pay votes. More than 95 percent of the shares present and entitled to vote on the matter voted to approve our say-on-pay resolution and the 2010 compensation of our named executive officers. More than 85 percent of the shares present and entitled to vote on the matter voted in favor of the recommended annual say-when-on-pay vote. We also asked our stockholders to approve the NorthWestern Corporation Amended and Restated 2005 Long-Term Incentive Plan, or 2005 Plan. More than 92 percent of the shares present and entitled to vote on the matter voted to approve the 2005 Plan.

The HR Committee and the full Board reviewed the voting results received at the 2011 annual meeting concerning our say-on-pay resolution and the approval of the 2005 Plan and have taken these results into account when establishing compensation for the named executive officers for 2012. The HR Committee believes these results affirm our stockholders’ support of the company’s approach to executive compensation. Thus, we believe our executive compensation programs are appropriately aligned with the long-term interests of management and our stockholders. Similarly, in response to the 2011 say-on-pay frequency vote, the HR Committee and Board determined to implement an annual say-on-pay advisory vote.

Our executive compensation program is designed to:

•	Attract and retain a high quality executive team by providing competitive compensation and benefits that reflect our financial and operational size;

•	Reward executives for both individual and company performance (based on financial, reliability, customer care and safety metrics); and

•	Maximize long-term stockholder value by putting a significant emphasis on annual and long-term performance-based compensation.

We consider our executive compensation program to be instrumental in helping us achieve our business objectives and effective in rewarding our executive officers for their role in achieving strong financial and operational performance. Our overarching philosophy concerning executive compensation is that it should be structured to be both market competitive and to align the long-term interests of our executives, our stockholders and our customers so that the compensation appropriately reflects performance in achieving financial and non-financial operating objectives. In order to live up to our philosophy, we believe that a significant portion of an executive’s compensation should be “at risk” in the form of performance-based incentive awards that are paid, if earned, as a result of individual and company performance.

In 2011, our executives received performance-based awards under our annual incentive plan and were granted long-term equity-based incentives targeting multi-year financial performance goals. These long-term grants consisted of two components: (1) an award of performance-based restricted shares under our long-term incentive program that has been in place for the last three years and is tied 50 percent to total stockholder return and 50 percent to net income and return on average equity, over a three-year performance period; and (2) an award of performance-based restricted share units under a newly implemented executive retirement / retention program that is tied to net income over a five-year performance period and will be paid out over a five-year period after the executive separates from service with the company. With respect to the second component, our HR Committee has attempted to further incentivize our executives to focus on our long-term performance and results with the five-year performance period and a payout that only occurs over a five-year period following separation from service with the company. Unlike many other companies, we do not offer a supplemental executive retirement plan.

AVERAGE NAMED EXECUTIVE OFFICER PAY MIX
The target compensation mix for our named executive officers changed for 2011 to increase the long-term incentive element. The average target pay mix for our named executive officers in 2010 and 2011 is illustrated in the chart to the right. Target long-term performance-based incentives for our named executive officers as a percent of total target compensation (base salary and short- and long-term incentives), increased, on average, to 36 percent in 2011 from 32 percent in 2010. The target for all performance-based compensation, including annual incentives, for our named executive officers increased, on average, to 58 percent in 2011 from 55 percent in 2010. The nonperformance-based component (salary) for our named executive officers decreased, on average, to 42 percent in 2011 from 45 percent in 2010.

Chart represents target level for each component of compensation.

Oversight of Our Executive Compensation Program

HR Committee

The HR Committee, composed solely of independent directors, acts on behalf of and with the concurrence of the Board with respect to compensation, benefits and other employment matters for executives; stock-based compensation plans for employees; the election and appointment of executive officers and other officers; the assessment of the performance of the CEO; and the compensation of non-employee members of the Board. The HR Committee considers several factors including but not limited to (1) the desire to align management (and employee) interests with those of stockholders and customers, (2) the desire to link management pay to both annual and long-term performance, (3) the need to attract talent from both within and outside the utility industry, and (4) economic circumstances including turnover and retention considerations – all of which ultimately influence our executive compensation program.

Compensation Consultant

In its oversight of our executive compensation program, the HR Committee works with an independent compensation consultant, Towers Watson, and, to a lesser extent, our CEO and CFO. Towers Watson, who reports directly to and is retained directly by the HR Committee, advises the HR Committee on an ongoing basis with regard to the general competitive landscape and trends in compensation and executive and director compensation matters, including (1) competitive benchmarking, (2) incentive plan design, (3) updates on trends in executive and director compensation, (4) peer group composition, and (5) handling other matters requested by the HR Committee.  A Towers Watson representative attends meetings of the HR Committee as necessary and communicates directly with the chairman of the HR Committee.

Input of the CEO and CFO in the HR Committee’s Executive Compensation Determination

While the HR Committee has the responsibility to approve and monitor compensation for our executive officers, the HR Committee considers input from the CEO and CFO for the executive officers other than themselves. The CEO and CFO provide recommendations concerning their own compensation, and the CEO’s preference is to have a larger percentage of his pay be “at risk” in the form of performance-based compensation and his overall compensation to be below the median of his peers. However, despite the limited input of the CEO and CFO, the decision ultimately resides with the HR Committee.

The HR Committee works with its compensation consultant to analyze competitive market data and to recommend base salary levels, annual incentive target levels and long-term incentive target levels for our executive officers. Our CEO also assists the HR Committee by providing his evaluation of the performance of the executive officers who report directly to him, and recommends compensation levels for such officers. The CEO’s recommendations to the HR Committee take into account market data from our peer group and published survey data. Significant weight is given to the CEO’s judgment in the assessment of each executive officer’s performance and determining appropriate compensation levels; however, the determination ultimately rests with the HR Committee. With respect to our CEO’s compensation, the HR Committee conducts an annual performance assessment of the CEO and determines appropriate adjustments to all elements of his total compensation based on individual and company performance.

The HR Committee recommends both CEO and executive officer compensation to the Board for approval. The CEO does not vote at the committee level and does not vote on Board matters concerning executive compensation. Our Compensation and Benefits Department administers our executive compensation and benefits plans.

Targeted Overall Compensation and Competitive Analysis

Compensation Philosophy

We target base salary, annual cash incentive awards and long-term equity grants, as well as total compensation, to be market competitive for our executive officers. However, because comparative data is just one of several tools that are used in determining executive officer compensation, competitiveness of compensation may fluctuate based on:

•	The level of achievement of our pre-established performance goals;

•	Our total stockholder return performance against our peer group;

•	Individual performance and scope of job responsibilities;

•	Internal equity considerations;

•	Market competitiveness and internal executive turnover; and

•	The executive’s industry and position experience and tenure.

In order to appropriately align the long-term interests of our executives, our stockholders, and customers, we structure our executive compensation to have a significant component that places a substantial percentage of an executive’s compensation “at risk” in the form of performance-based incentive awards. Such a structure influences our executive officers to focus on both short- and long-term performance and provides a reward to our executives, our stockholders and our customers when we achieve our financial and non-financial operating objectives.

For our CEO, 67 percent of the overall targeted compensation (base salary and targeted annual and long-term incentives) relates to performance-based incentive awards. For our named executive officers other than the CEO, that percentage averages 52 percent. The charts below depict the target total compensation mix for our CEO and the average of our other named executive officers.

CEO PAY MIX	OTHER NAMED EXECUTIVE OFFICER AVERAGE PAY MIX

Charts represent target level for each component of compensation.

Compensation Consultant Data and Analysis

As a component of the HR Committee’s review, Towers Watson provides an analysis of the pay levels of a peer group, which for 2011 consisted of 11 companies, as well as published survey data that focuses on the energy and utility industry, which is size-adjusted based on our revenues for appropriate market comparison. For 2011, the published survey data included the Towers Perrin Compensation DataBank, William M. Mercer’s Executive Benchmark Database and Watson Wyatt Survey Report on Top Management Compensation. The peer group data is a primary basis for setting compensation for our CEO and CFO because these positions are common among our peers. Both the peer group and survey data are analyzed and considered in setting compensation levels for the remaining named executive officers because these positions or division of responsibilties may not be common among each of our peers.

The HR Committee selected the peer group based on the following criteria: (1) companies having a market capitalization of less than $2.5 billion, (2) energy-related revenues of at least 75 percent of total revenues, and (3) total revenues generally less than $3.0 billion. In addition, peer group companies either must be located near our existing service territory or have both electric and gas customers. The HR Committee reviews the peer group comparison as a reference in determining compensation.

The HR Committee periodically examines our peer group composition to determine whether all members continue to meet the criteria for inclusion and makes necessary changes to the peer group members. For 2011, our peer group did not change from 2010 and consisted of the following entities:

ALLETE, Inc.	IDACORP, Inc.	UniSource Energy Corporation
Avista Corp	MGE Energy Inc.	Vectren Inc.
Black Hills Corporation	PNM Resources Inc.	Westar Energy, Inc.
Empire District Electric Company	Portland General Electric Company

When considering compensation matters for our executive officers, the HR Committee also considers the total compensation paid to all named executive officers relative to our peer companies. This provides an additional perspective to complement the position-specific benchmarking that the HR Committee considers.

For long-term incentive purposes, Towers Watson performs its analysis using the published survey data and focuses on companies in the energy services industry, specifically with annual revenues less than $3 billion. The HR Committee considers the responsibilities of the job performed by each of our executive officers and his or her performance, and adjusts each executive’s targeted compensation amounts accordingly. As discussed in more detail below, internal comparison with other officer positions also is considered.

In addition to these efforts, Towers Watson prepared an analysis of market data compiled from the Towers Perrin Compensation DataBank for energy services executives. The analysis examined the target direct compensation opportunity, including base salary, target annual incentives and the expected value of long-term incentives, for energy services executives. Using regression analysis, Towers Watson size adjusted the data to reflect our revenue scope.

               Based upon Towers Watson’s analysis and as illustrated in the chart to the right, the direct compensation opportunity for our highest-paid employees is below the market median of the direct compensation opportunity for the highest-paid employees for energy services companies. For the top five highest-paid employees, our employees’ compensation opportunity is 68 percent of the median; while our top 10, 15, and 20 highest-paid employees have a compensation opportunity that is 76 percent, 75 percent, and 74 percent, respectively, of the median.

              We believe our compensation opportunity lags the median, in part, due to the small size of our entire executive team in relation to the executive teams of our peer group. We currently have nine officers on our executive team, as do two of our 11 peers; while eight of our peers have larger executive teams of 10 or more members. The remaining member of our peer group currently has eight executive officers. We believe that having a relatively small executive team creates efficiencies and a stronger team that is more effective as a group, in addition to other benefits, including the significant financial savings that the company achieves.
AGGREGATE COMPENSATION OPPORTUNITY FOR HIGHEST PAID EMPLOYEES

* Top 5 is based on proxy data of energy services companies. Top 10, Top 15, and Top 20 is based on a survey of energy services companies completed by the HR Committee’s compensation consultant.

We also conducted a separate analysis of the 2010 executive compensation of our 11-member peer group. This analysis examined base salary, bonus, other annual compensation, equity awards, non-equity incentive plan compensation and change in pension value based on proxy data. Using this analysis, our named executive officers had an average compensation that was less than all but one of the companies in our peer group, with an average compensation per individual of approximately $745,000 versus the peer group average of approximately $1.26 million. For 2010, our CEO’s total compensation was approximately 45 percent below the median total compensation of CEOs in our peer group.

Notwithstanding our philosophy of targeting the middle of the competitive range, these analyses demonstrate that, on average, we currently are below that target. We also are cognizant of prevailing economic conditions, internal pay equity, and executive turnover, which our HR Committee takes into account when determining executive compensation.

Internal Pay Equity and Wealth Accumulation

We believe our executive compensation program must be internally consistent and equitable in order to motivate our employees to create stockholder value. We are committed to internal pay equity, and the HR Committee monitors the relationship between the compensation of our executive officers and the compensation of our non-managerial employees. In 2011, the HR Committee reviewed a comparison of CEO pay (base salary and incentive compensation) to the pay of all our employees. The targeted compensation for our CEO in 2011, excluding benefits, was approximately 19 times the median pay of all our employees.

The HR Committee reviews annually all of the elements of total compensation paid to each executive officer during the prior five-year period, including base salaries, annual cash incentive bonuses, the value of long-term incentive awards and any special payments made to an individual executive. The HR Committee also reviews the projected value of each executive officer’s accumulated equity grants over the subsequent five-year period based upon various stock appreciation scenarios. This is done to analyze not only the amount of compensation each executive officer has accumulated to date, but also to better understand how current equity grants may affect the amount of wealth the executive officers accumulate in the future.

Components of Executive Compensation

The primary components of total compensation for our executive officers for 2011 were:

•	Base salary;

•	Annual performance-based cash incentive awards; and

•	Long-term performance-based equity incentive awards under the following programs:

o	Long-Term Incentive Program; and

o	Executive Retirement / Retention Program.

The HR Committee believes these compensation components align the interests of our executives and our stockholders by basing a significant portion of total compensation on performance and achievement of our short- and long-term goals. The specific mix among the individual components reflects market compensation arrangements and individual position and performance. Base salary represents 33 percent of our CEO’s targeted total compensation and, on average, 48 percent of our other named executive officers' targeted total compensation. Performance-based awards (annual and long-term incentive) represent the remaining portion of targeted total compensation.

Retirement, health care and welfare benefit programs for executives are generally the same as for all employees and are discussed in the “Compensation of Executive Officers and Directors” section of this proxy statement.

Base Salary

The general guideline for determining salary levels for our executive officers, including the CEO, is to approximate the middle of the competitive range. Adjustments from market levels are made based on experience in the position, industry experience and individual performance and responsibilities. While we target the middle of the competitive range, our primary goal is to compensate our executives at a level that best achieves our compensation philosophy, whether or not this results in actual pay for some positions that may be higher or lower than the initial target. We find that survey results for particular positions can vary from year to year, so we consider market trends for certain positions over a period of several years rather than a one-year period in setting compensation for such positions.

Annual Cash Incentive Awards

Annual cash incentive awards are used to motivate employees to meet and exceed annual company objectives that are a part of our strategic plan. All regular, non-represented employees, including executive officers, participate in the plan described in this section, and regular, represented employees participate in a separate management-designed program. Actual payouts for annual cash incentive awards reflect both (1) company performance based on financial and operational measures and (2) the employee’s performance.

There are four factors that determine the amount of each executive’s final payout under the annual incentive plan:

(1)	The executive’s base salary;

(2)	The executive’s target incentive percentage of base salary;

(3)	The annual incentive plan funding percentage (based on financial, reliability, customer care and safety performance metrics); and

(4)	The executive’s performance multiple.

These factors are utilized in the following formula to determine actual payouts of annual cash incentive awards:

Base Salary  x  Target Incentive %  x  Plan Funding %  x  Performance Multiple  = Individual Payout

Each year, the HR Committee approves a target incentive percentage of base salary for each executive based on the internal and external factors previously noted. Management also annually proposes specific performance targets for the company’s financial and operational measures, which are reviewed and, after considerable discussion and usually some modification, approved by the HR Committee as well as the Board. At the end of the fiscal year, the HR Committee reviews data submitted by management on company performance against each of the specific performance targets and determines the degree to which each financial and operational measure was met during the year, subject to Board approval. The aggregate percentage of financial and operational measures met during the year represents the plan funding percentage for the annual incentive plan. The historical funding (as a percentage of target) under the plan for the last five years is as follows:

2007	2008	2009	2010	2011
75.0%	91.0%	108.0%	94.0%	101.0%

The HR Committee may use discretion in increasing or decreasing the plan funding percentage from actual performance due to specific facts and circumstances, such as current economic conditions as well as unusual items that significantly impact financial or non-financial results. The HR Committee exercises this discretion only for extraordinary, non-operational items and has not done so since 2006. As described further below, each executive’s annual individual performance is then evaluated in order to determine a performance multiple, which is factored into the incentive payout calculation.

Long-Term Incentive Awards

We use our 2005 Plan to provide for the award of long-term, performance-based incentive awards to our executive officers. These performance-based awards help us achieve our compensation philosophy of being market competitive while simultaneously aligning the interests of our executives and stockholders.

The 2005 Plan authorizes several types of stock-based awards, including restricted stock and a variety of performance-based awards. In 2011, the HR Committee granted two types of long-term, equity incentive awards to our executives under the 2005 Plan: (1) restricted shares with a three-year performance period; and (2) a smaller award of restricted share units with a five-year performance period and a payout over five years following the executive's separation from service with the company. All of these 2011 awards are performance-based.

Restricted Shares. The HR Committee has granted performance-based restricted shares on an annual basis as part of the company’s current long-term incentive program, which was initiated in 2009. The HR Committee determines the terms and restrictions applicable to such grants. After the company’s financial results are available for the prior year, the HR Committee approves the annual grant of restricted shares to our executive officers (and other participants in the long-term incentive program) and selects a date (usually the date of the HR Committee’s action) when the awards will be granted, typically in February of each year. The awards of restricted shares under this program are intended to provide a link between executive officer compensation and long-term stockholder interests as reflected in changes in our stock price, and to motivate and reward achievement of pre-established corporate financial goals and relative TSR. The HR Committee believes that making an annual grant of performance-based restricted shares motivates our executive officers to focus on long-term, sustainable improvement in stockholder value because (1) the award payout is tied to financial performance and continued services over a three-year period, and (2) the ultimate value delivered is dependent upon the value of our stock.

Restricted Share Units. In 2011, the HR Committee implemented a new executive retirement / retention program, and made the first of expected annual grants thereunder. These awards are performance-based and in lieu of any non-performance-based supplemental executive retirement plan that certain of our peers and many other companies provide. With the program, the HR Committee sought to bring the long-term incentive component of our executives’ compensation in line with the median of our peers. However, the HR Committee excluded from such alignment analysis the benefit certain of our peers receive from non-performance-based supplemental executive retirement plans. Accordingly, certain of our peers receive additional long-term incentives via a non-performance-based supplemental executive retirement plan, which our executives do not receive.

The awards under this program are considerably less than the awards of restricted shares under our long-term incentive program. Like the restricted shares described above, these restricted share units are intended to provide a link between executive officer compensation and long-term stockholder interests and to motivate and reward achievement of pre-established corporate financial goals. The HR Committee believes that an annual grant of restricted share units motivates our executive officers to focus on long-term, sustainable improvement in our business because (1) vesting of the award is tied to financial performance and continued service over a five-year period and (2) payout of the vested award occurs over a five-year period following the executive officer’s separation from service with the company.

The terms and conditions of our long-term equity awards are described below under “2011 Compensation—Long-Term Incentive Plan Program.”

2011 Compensation

Summary

For 2011, our executive compensation package included the same components as in 2010 — base salary, short-term non-equity incentive awards, long-term incentive stock awards, pension contributions (for eligible executives), and certain other compensation. In 2011, the HR Committee also added a new component to our executive compensation structure. In lieu of a non-performance-based supplemental executive retirement plan offered by many companies, the HR Committee designed and implemented the executive retirement / retention program which provides for awards of performance-based restricted share units under the 2005 Plan. The addition of this award (and its five-year performance and vesting period and payout following separation from service with the company) brought our long-term incentive compensation in line with our peers and solidified the alignment of the long-term interests of our executives and stockholders.

Pay for Performance

Our HR Committee has designed our compensation program to align pay with our performance in relation to both the performance of our peers and the value we bring to our stockholders.

Relative to our peers, our CEO’s total compensation is aligned with the return provided to our stockholders for both one-year and three-year periods. The following pay for performance charts demonstrate that our CEO is leading strong performance for stockholders relative to our peers, while being compensated at a lower level than the CEO’s of our peers. For each of these periods, our performance is in the top quartile, while our CEO pay is in the bottom quartile.

1-YEAR PAY FOR PERFORMANCE	3-YEAR PAY FOR PERFORMANCE

1-Year CEO Pay*		1-Year TSR*		3-Year CEO Pay*		3-Year TSR*
Westar Energy	100%	PNM Resources	100%	IDACORP	100%	PNM Resources	100%
IDACORP	62%	NorthWestern	67%	Westar Energy	87%	NorthWestern	74%
Avista	55%	Vectren	57%	Vectren	83%	Westar Energy	63%
Black Hills	45%	Portland General Electric	49%	Avista	82%	IDACORP	58%
PNM Resources	42%	Westar Energy	45%	PNM Resources	75%	MGE Energy	57%
UniSource Energy	38%	Avista	44%	Portland General Electric	74%	Avista	50%
Vectren	36%	IDACORP	41%	UniSource Energy	65%	ALLETE	50%
MGE Energy	35%	ALLETE	40%	Black Hills	60%	Black Hills	44%
Portland General Electric	29%	Black Hills	39%	ALLETE	52%	UniSource Energy	42%
Empire Distrist Electric	24%	MGE Energy	30%	NorthWestern	36%	Vectren	41%
ALLETE	22%	UniSource Energy	18%	MGE Energy	36%	Empire District Electric	38%
NorthWestern	21%	Empire District Electric	-8%	Empire District Electric	35%	Portland General Electric	20%

* Expressed as a percentage of the highest value in the category.

Source: CEO Pay is the total compensation as published in the proxy statement Summary Compensation Table for each respective company. Total Shareholder Return is as published in the Edison Electric Institute Index Rankings for the one- and three-year periods ended December 31, 2011.

As with our CEO’s total compensation package, the total compensation provided to our named executive officers, as a group, also demonstrates strong performance for our stockholders relative to our peers. As shown in the following charts, our named executive officer group lags the median total compensation provided to our peer group named executive officers. The summary also depicts that the multiple of our CEO’s compensation compared with our next most highly compensated named executive officer is significantly less than our peer group median.

NAMED EXECUTIVE OFFICER PAY VS. PEERS	PAY MULTIPLE OF CEO TO SECOND HIGHEST PAID NAMED EXECUTIVE OFFICER

Source: Total compensation as published in the proxy statement Summary Compensation Table for each respective company.

Finally, as illustrated by the 5-Year Pay Alignment chart below, our CEO’s total compensation (base salary and short- and long-term incentives) has increased and decreased in step with the changes in the annual returns we have provided to our stockholders.

5-YEAR PAY ALIGNMENT

* Current CEO joined company in August 2008 at a base salary of $500,000, which did not increase until 2011. The prior CEO’s base salary upon departure from the Company was $536,900.
CEO Pay is the total compensation as published in the proxy statement Summary Compensation Table

Base Salary

The HR Committee considers adjustments to base salaries for the executive officers on an annual basis. The HR Committee had+ not adjusted our CEO’s base salary since he joined the company in August 2008 or our CFO’s base salary since early 2008 because the committee felt that, although operating results were strong, their existing salaries were reasonable in light of the broader economic circumstances. In 2011, the HR Committee felt that modest increases to the base salaries of our CEO and CFO were reasonable in light of strong operating results, increased stockholder returns, and the compensation of our peers. The HR Committee also adjusted the base salaries of the other named executive officers based on comparative analysis data.

The following table sets forth the base salaries for our named executive officers. The base salary adjustments for 2011 were effective April 1, 2011.
	Annualized Base Salary		Increase (%)
Name	2011 ($)	2010 ($)
Robert C. Rowe	513,750	500,000	2.75
Brian B. Bird	337,028	328,008	2.75
Heather H. Grahame	306,688	298,480	2.75
Curtis T. Pohl	241,463	235,000	2.75
Bobbi L. Schroeppel	213,206	207,500	2.75

Annual Cash Incentive Awards

Potential adjustments to the annual incentive target for the executive officers are considered by the HR Committee on an annual basis. Adjustments were made to the 2011 target bonus opportunity for Messrs. Rowe and Pohl, which the HR Committee believed were appropriate and commensurate with the responsibilities of those executives. The target bonus opportunities were derived in part from peer group and competitive survey analysis data and in part by the HR Committee’s judgment on the internal equity of the positions, scope of job responsibilities and the executives’ industry experience and tenure. The following table sets forth the annual incentive opportunity for our named executive officers.

	Target Incentive Opportunity (% of base salary)		Increase (%)
Name	2011	2010
Robert C. Rowe	80	70	14
Brian B. Bird	50	50	—
Heather H. Grahame	40	40	—
Curtis T. Pohl	40	35	14
Bobbi L. Schroeppel	30	30	—

The design of our 2011 annual incentive plan was the same as our previous year’s plan. As more fully described below, the actual amount of money available for awards (the award pool) is based on overall plan funding. Each year, the HR Committee determines funding of the award pool based on its assessment of overall company performance during the year, measured against pre-established financial and operational metrics. The HR Committee determined that the metrics and relative weightings focus the organization on desired performance for the following reasons:

•
Net income, 55 percent of the funding opportunity – Net income was chosen as the financial metric because it is a financial measure that investors consider significant to evaluate company performance and net income can be directly affected by individual employee and team performance.

•
Operational targets, 45 percent of the funding opportunity – We believe that employee safety and providing reliable service to our customers’ satisfaction over the long term are critical to our customer commitment and regulatory obligations, which ultimately supports our financial goals and enhances stockholder value.

The metric for determining performance against our financial goal is derived from our audited financial statements; however, the HR Committee, in its discretion, may consider certain non-operational items or events as extraordinary when determining performance against the metric and make what it deems to be appropriate adjustments. The HR Committee has not exercised this discretion since 2006. The award pool is allocated to each participant based on:

•	The participant’s annual incentive award opportunity;

•	Performance measured against the plan metrics; and

•	The participant’s individual performance during the year measured against individual goals.

A minimum of 90 percent of the net income target must have been attained in order for any awards under the 2011 annual incentive plan to be earned and paid out. This coincides with the threshold net income target shown in the table below, which represents 90 percent of the target amount. The table also shows the associated weighting and plan payout percentage for 2011 for each of the performance measures.

	2011 Incentive Plan Information
Performance Measures	Weight (Percent of Total Plan Payout)	Performance Level				Target % Achieved	Final Funding % of Total
		Threshold	Target	Maximum	Actual Achieved
Financial
Net Income ($ in millions)	55%	$78.8	$87.6	$96.4	$92.6	128.2%	70.5%
Operational
Safety (1)
Lost Work Day Incident Rate	15%	1.0	0.8	0.6	0.8	100%	15%
Reliability (2)
SAIDI (excluding major event days)	7.5%	114.0	102.0	88.0	112.62	55.7%	4.2%
SAIDI (including major event days)	7.5%	165.0	132.0	114.0	112.62	150.0%	11.3%
Customer Satisfaction (3)
Favorable Opinion Rating (based on independent survey results)	15%	69.5%	72.6%	74.1%	68%	—	—

(1)
Safety performance is calculated by us and participating Edison Electric Institute, or EEI, benchmarking utilities as defined by Occupational Safety and Health Administration, or OSHA. OSHA specifically defines what workplace injuries and illnesses should be recorded and, of those recorded, which must be considered lost time incidents. The threshold level for the safety measure represents performance better than our peer average; the target level represents improvement and is consistent with the actual 2010 rate.

(2)
System Average Interruption Duration Index, or SAIDI, is a system reliability index used by us and participating Institute of Electrical and Electronic Engineers, Inc. benchmarking utilities to measure the duration of interruptions on a utility’s electric system. SAIDI indicates the total duration of interruption for the average customer during a predefined period of time. The threshold level for SAIDI, excluding major event days, represents first quartile performance within the industry; the target level represents a 20 percent improvement over the difference of the company’s 5-year average results (105.58 minutes) and the 2011 maximum level of 88 minutes, which is an improvement over the best reported SAIDI of 90.87 minutes. SAIDI, including major event days, represents first quartile performance within the industry; the target level represents a 20 percent improvement over the gap of the company’s 5-year average results (136.85 minutes) and the 2011 maximum level of 114 minutes, which is an improvement over the best reported SAIDI of 115.17 minutes. There were no major event days recorded in 2011.

(3)
Customer satisfaction evaluates company image improvement through an independent annual customer survey measuring the percentage of surveyed customers providing a Favorable Opinion Rating. Favorable Opinion Ratings are based on receiving a customer score of 8, 9 or 10 on a 10 point scale. The threshold level represents achieving the 2010 level; the target level represents 3 percent improvement over 2010; and the maximum level represents 5percent improvement over 2010.

For 2011, based on company performance, the annual incentive plan was funded at 101 percent of target. For 2010 and 2009, company performance levels resulted in funding at 94 percent and 108 percent of target, respectively. The HR Committee did not make any discretionary adjustments concerning the annual incentive plan for any of these years.

Individual Performance

The HR Committee analyzes the total mix of available information (including performance against any quantitative performance goals) on a qualitative and not strictly quantitative basis in making annual cash incentive determinations. Although actual performance measured against pre-established goals is the key component in determining both company and individual performance, the HR Committee may use judgment when determining whether company or individual goals have been attained.

Our net income improved $15.2 million, or 19.6 percent, in 2011 as compared with 2010. Other significant achievements for 2011 included: (1) receiving an accounting order from the Montana Public Service Commission, or MPSC, to defer and amortize certain incremental operating and maintenance costs up to $16.9 million for 2011 and 2012 associated with our Distribution System Infrastructure Project; (2) receiving approval from the South Dakota Public Utilities Commission to increase our South Dakota natural gas rates annually by $1.8 million; (3) signing an asset purchase agreement and seeking MPSC approval to develop a 40-megawatt wind project in central Montana; (4) beginning construction on a 60-megawatt peaking facility located in Aberdeen, South Dakota; and (5) reducing short-term borrowing costs by entering into a $250 million commercial paper program and increasing the size of our revolving credit facility from $250 million to $300 million and extending its maturity date to 2016.

These efforts were successful due to the substantial efforts of our executive officers and many other employees across all departments of the company. As a result of the factors noted above, the HR Committee determined that it was appropriate to assign a 100 percent performance multiplier to all of the named executive officers.

Actual 2011 annual cash incentive awards for the named executive officers were as follows:

Name	Annual Target Incentive as Percent of Base Salary (%)	2011 Actual Incentive as Percent of Base Salary (%)	Incentive Award ($)
Robert C. Rowe (1)	80	80.8	415,110
Brian B. Bird	50	50.5	170,199
Heather H. Grahame	40	40.4	123,902
Curtis T. Pohl	40	40.4	97,551
Bobbi L. Schroeppel	30	30.3	64,601

(1)	Mr. Rowe elected to defer 35 percent of his 2011 annual incentive payment into NorthWestern Corporation common stock in accordance with our non-qualified deferred compensation plan.

Long-Term Incentive Plan Equity Awards

2011 Long-Term Incentive Program Grants

The long-term incentive program grants were approved by the HR Committee in February 2011 under the 2005 Plan and are subject to a three-year performance period. These long-term grants comprise performance-based restricted stock awards and are adjusted for company performance, as described below. The target long-term equity opportunities are derived from peer group and competitive survey data and from the HR Committee’s judgment on the internal equity of the positions and scope of job responsibilities. To determine the value of each executive officer’s long-term incentive awards, the HR Committee considered the range for comparable roles within our peer group, with consideration given to the strategic value of each position. The target equity opportunities for the 2011 grants are included below. Each executive officer’s long-term incentive award value was then converted into specific equity grants by dividing the total targeted value by the fair market value of a share of our stock on the grant date. This represents the number of performance-based shares that will vest on December 31, 2013, if all performance goals are met at the target performance level. The exact number of shares that will vest will vary from zero to 200 percent of the target award, depending on actual company performance relative to the performance goals. In addition, if earned, the value of the award on the vesting date, based on the fair market value of our stock on that future date, likely will differ from the value at target as reflected in the following table, which is based on the fair market value of a share of our stock on the grant date.

	Target Long-Term Incentive Program Opportunity
Name	Base Salary (%)	Value at Target ($)	Long-Term Stock Awards (#)
Robert C. Rowe	100	500,000	18,169
Brian B. Bird	75	246,006	8,939
Heather H. Grahame	55	164,164	5,965
Curtis T. Pohl	55	129,250	4,697
Bobbi L. Schroeppel	35	72,625	2,639

These awards contain both a market- and performance-based component. The performance goals for these awards are independent of each other and equally weighted. Settlement of awards will be made only if we maintain investment grade credit ratings on both a secured and unsecured basis. The following table summarizes the performance measures under our 2011 long-term incentive plan program.

Performance Measures – 2011-2013	Threshold	Target	Maximum
Financial Goals – 50%
Return on Average Equity, or ROAE	8.2%	10.2%	12.2%
Average Net Income Growth	6.2%	10.2%	14.2%
TSR – 50%
Relative Average vs. Peers	8th	5th	1st

The ROAE and Net Income growth levels are tied to management performance as this goal relates to revenue enhancement and cost containment. TSR is determined by our common stock price change and dividends paid over the performance period. We then compare our TSR with the total stockholder returns achieved by our peers over the same three-year period and determine our ranking.

2011 Executive Retirement / Retention Program Grants

In December 2011, the HR Committee approved the first performance-based grants under the executive retirement / retention program, and the committee anticipates making grants under this retirement program going forward on an annual basis. These restricted share unit awards are subject to a five-year performance and vesting period and, once vested, will be paid out in shares of the company’s common stock over a five-year period after a recipient has separated from service with the company.

Our overall compensation program does not provide any supplemental executive retirement benefit. The HR Committee designed and implemented the executive retirement / retention program in lieu of a non-performance-based supplemental executive retirement plan offered by many of our peers and other companies to increase overall competitiveness, but do so using a performance-based element. The retirement program helps to achieve our compensation philosophy of being market competitive while aligning the interests of our executives and stockholders.

The long-term equity opportunity is derived from peer group and competitive survey data and from the HR Committee’s judgment on the internal equity of the positions and scope of job responsibilities. To determine the value of each executive officer’s award under this program, the HR Committee considered the range for comparable roles within our peer group, with consideration given to each position’s strategic value.  The equity opportunities for the 2011 grants to our named executive officers under this retirement program are included below. Each executive officer’s award value was then converted into specific equity grants by dividing the total potential value of the award by the fair market value of a share of our stock on the grant date. This represents the number of performance-based shares that will vest on December 31, 2016, if the company’s net income for three of the five calendar years 2012-2016 exceeds the company’s net income for 2011. If earned, the value of the award on the vesting date, based on the fair market value of our stock on that future date, likely will differ from the value as reflected in the following table, which is based on the fair market value of a share of our stock on the grant date.

	Target Executive Retirement / Retention Opportunity
Name	Base Salary (%)	Value at Award Date ($)	Long-Term Stock Awards (#)
Robert C. Rowe	25.0	128,438	3,667
Brian B. Bird	12.5	42,129	1,203
Heather H. Grahame	10.0	30,669	876
Curtis T. Pohl	10.0	24,146	689
Bobbi L. Schroeppel	7.5	15,990	456

Other Compensation Policies

Stock Ownership Guidelines

Our Corporate Governance Guidelines require our executive officers to meet and maintain a specified stock ownership level. Stock ownership guidelines range from a multiple of five times base salary for the CEO, four times base salary for the CFO, three times base salary for our Vice President and General Counsel and our Vice President – Distribution, and two times base salary for our Vice President–Customer Care, Communications and Human Resources. Each executive is restricted, absent a hardship and Board approval, from selling stock until his or her guideline amount is achieved and must continue to maintain the required ownership level once it is obtained. More specific details of our officer stock ownership guidelines are available in our Corporate Governance Guidelines that are located on our Web site at www.northwesternenergy.com under About Us / Corporate Governance / Governance Policies.

Our Board instituted these guidelines to require our executives to hold a meaningful financial stake in the company to align our executive’s interests with those of our stockholders. Progress towards meeting the guidelines is summarized below:

Name	Multiple of Base Pay	Percent of Guideline Achieved as of December 31 (1)
		2010	2011
Robert C. Rowe	5x	11%	63%
Brian B. Bird	4x	59%	111%
Heather H. Grahame	3x	−	20%
Curtis T. Pohl	3x	30%	41%
Bobbi L. Schroeppel	2x	38%	80%

(1)	The percent of guideline achieved is based on the closing stock price of $28.83 and $35.79 as of December 31, 2010, and 2011, respectively.

Retirement and Other Benefits

Retirement benefits are offered to employees hired prior to January 1, 2009, through tax-qualified company-funded pension plans and to all eligible employees through a 401(k) defined contribution plan. Both pension plans and 401(k) plans are common benefits provided in the utility and energy industry. Our executive officers, including the CEO, participate in some or all of these plans, and the terms governing the retirement benefits under these plans are the same as those available for substantially all employees. We do not offer any supplemental retirement benefits to our executive officers, other than the long-term incentive executive retirement / retention program described above. Our healthcare, insurance and other welfare and employee-benefit programs are generally the same for substantially all employees, including the CEO and executive officers. We share the cost of health and welfare benefits with our employees, which is dependent on the benefit coverage option that each employee elects. Our executive officers do not receive any material perquisites or special benefits that differ materially from those available to employees generally.

Severance and Post-Termination Benefits

We provide severance and post-termination benefits to our executive officers under our severance plan or pursuant to the terms of various employment, separation or consulting agreements we may enter into with our executive officers from time to time. Severance and post-termination benefits are explained in detail under the “Compensation of Executive Officers and Directors—Post Employment Compensation” section, starting on page 39 of this proxy statement.

Non-qualified Deferred Compensation

The company provides a non-qualified deferred compensation plan, which is intended to be an unfunded plan. The 2009 Officer Deferred Compensation Plan, or deferred plan, allows eligible officers to defer up to 100 percent of certain compensation, including base salary, subject to compliance with Section 409A of the Internal Revenue Code compensation limit, short-term incentive awards, and awards earned under our long-term incentive program. There are no company contributions to the deferred plan. Participants in the deferred plan may elect to have deferrals credited to their account in company stock or cash investment options that substantially mirror the qualified employee 401(k) plan investment options. The value of each deferred compensation account is adjusted periodically to reflect the gains, losses and dividends associated with the designated investments. Plan participants do not pay income taxes on amounts deferred or earnings thereon, until those amounts are distributed from the deferred plan. A participant’s benefits under the deferred plan are fully vested and are payable after terminating employment. Benefits are paid in a lump sum unless a participant elects annual installments.

Employment Agreements

We generally believe that ongoing employment agreements are not necessary to retain talented executives; however, agreements may be appropriate on a case-by-case basis, such as when an executive begins employment with us. Due to the changing marketplace in which we compete for talent, the HR Committee regularly reviews this practice to help ensure that we remain competitive in our industry. We currently do not have employment agreements with any of our executives.

Tax Treatment of Certain Compensation

Section 162(m) of the Internal Revenue Code limits the company deductibility of executive compensation paid to certain named executive officers to $1 million per year, but contains an exception for certain performance-based compensation. However, compensation that qualifies as “performance-based compensation” is not subject to the $1 million deduction limit if, at least every five years, stockholders approve the material terms of such performance-based compensation. The performance-based restricted stock granted under the 2005 Plan is eligible for the performance-based compensation exception. Each of the amounts approved for named executive officers subject to Section 162(m) were below the maximums established of 200,000 shares and $1 million in cash for any one participant.

Compensation Committee Interlocks and Insider Participation

During 2011, Stephen P. Adik, Julia L. Johnson, Philip L. Maslowe and Denton Louis Peoples served on our HR Committee. Each is an independent member as defined by NYSE corporate governance listing standards. None of the persons who served as members of our HR Committee during 2011 are officers or employees or former employees of the company or any of its subsidiaries. In addition, no executive officer of NorthWestern or any of its subsidiaries served as a member of the board or compensation committee of any other entity.

Compensation Committee Report

The HR Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2011.

Human Resources Committee
Philip L. Maslowe, Chairman
Stephen P. Adik
Julia L. Johnson
Denton Louis Peoples

Compensation of Executive Officers and Directors

The following tables, footnotes, and narratives provide information regarding the compensation, benefits and equity holdings in the company for the named executive officers during the years ended December 31, 2011, 2010 and 2009. Please see the “Compensation Discussion and Analysis” on the previous pages for a description of our executive compensation program necessary to gain an understanding of the information disclosed below.

2011 Summary Compensation

The following table sets forth the compensation earned during 2011, 2010 and 2009 for services in all capacities by the named executive officers:

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)	Stock Awards (2) ($)	Non-equity Incentive Plan Compensation (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compen- sation (5) ($)	Total ($)
Robert C. Rowe	2011	510,101	—	474,785	415,110	49,812	18,903	1,468,711
President and	2010	500,000	—	395,792	276,500	41,146	18,478	1,231,916
Chief Executive Officer	2009	519,231	—	433,972	378,000	25,176	167,372	1,523,751

Brian B. Bird	2011	334,634	—	216,755	170,199	9,531	40,012	771,131
Vice President,	2010	328,008	—	194,742	154,164	18,547	39,623	735,084
Chief Financial Officer	2009	340,624	—	213,532	177,124	23,843	38,702	793,825
and Treasurer

Heather H. Grahame (6)	2011	304,510	—	146,691	123,902	—	49,794	624,897
Vice President and	2010	120,540	100,000	141,717	46,736	—	56,278	465,271
General Counsel

Curtis T. Pohl	2011	239,748	—	115,486	97,551	6,848	49,525	509,158
Vice President –	2010	228,566	—	66,610	64,978	33,509	43,336	436,999
Retail Operations	2009	218,492	—	73,049	79,531	55,102	41,448	467,622

Bobbi L. Schroeppel (7)	2011	211,692	—	66,813	64,601	5,503	40,793	389,402
Vice President – Customer Care, Communications and Human Resources

(1)	Base salary amounts for 2009 reflect 27 pay periods during the calendar year.

(2)
These values reflect the grant date fair value of these awards as calculated utilizing the provisions of Accounting Standards Codification 718, Stock Compensation, and do not represent earned or paid compensation as the shares are subject to performance and vesting conditions. The values in the table above assume 100 percent payout based on grant date fair value. The exact number of shares issued will vary from zero to 200 percent of the target award, depending on actual company performance relative to the performance goals. See Note 14 to the consolidated financial statements in our 2011 Annual Report on Form 10-K for further information regarding assumptions underlying the valuation of equity awards. The value of awards for each named executive officer assuming a maximum payout based on grant date fair value would be $846,883 for Mr. Rowe; $399,823 for Mr. Bird; $268,851 for Ms. Grahame; $211,678 for Mr. Pohl; and $120,857 for Ms. Schroeppel.

(3)
The Non-equity Incentive Plan Compensation column reflects cash incentive awards earned pursuant to our annual incentive plan as previously described. These awards are earned during the year reflected and paid in the following fiscal year. As a result of an employee fatality in 2010 and in accordance with the terms of the 2010 annual incentive plan, the actual incentive awards earned in 2010 for Messrs. Rowe and Pohl did not include any incentive award tied to safety and, thus, were below the 2010 funded level of 94 percent of target.

(4)
These amounts are attributable to a change in the value of each named executive officer’s defined benefit pension and account balances and do not represent earned or paid compensation. Pension values are dependent on many variables including years of service, earnings and actuarial assumptions. The increase in actuarial present value was largely the result of significantly lower discount rates used to determine the actuarial present value of these benefits when compared to the prior year. Our pension plans were closed prior to Ms. Grahame joining the company; therefore she is not eligible to participate in the plans.

(5)
The following table identifies the items included in the All Other Compensation column for 2011. Employee benefits include employer contributions, as applicable, for health benefits (medical, dental, vision, employee assistance plan and health savings account), group term life and 401(k) plan, which are generally available to all employees on a nondiscriminatory basis. Life insurance also includes imputed income consistent with IRS guidelines for coverage amounts in excess of $50,000 for each of the named executive officers. Mr. Pohls other income includes vacation sold back to the company at a rate of 75%.

	Health Benefits ($)	Life Insurance ($)	401(k) Contributions ($)	Relocation Benefits ($)	Other Income ($)	All Other Compensation ($)
Robert C. Rowe	5,438	3,665	9,800	—	—	18,903
Brian B. Bird	16,722	1,240	22,050	—	—	40,012
Heather H. Grahame	16,722	2,086	23,344	7,642	—	49,794
Curtis T. Pohl	15,040	2,763	24,500	—	7,222	49,525
Bobbi L. Schroeppel	17,374	1,369	22,050	—	—	40,793

(6)
Ms. Grahame was hired in 2010 as Vice President and General Counsel. Ms. Grahame’s 2010 compensation reflects amounts earned from August 2 to December 31, 2010. Ms. Grahame’s annualized salary for 2010 was $298,480, and the amount included in the bonus column reflects a $100,000 one-time lump sum payment upon appointment as Vice President and General Counsel

(7)	Ms Schroeppel did not meet the criteria in 2009 or 2010 to be included as a named executive officer.

2011 Grants of Plan-Based Awards

The following table shows the range of each named executive officer’s annual and long-term incentive award opportunities granted for the fiscal year ended December 31, 2011. The narrative following the table describes the terms of each incentive award opportunity.

Name	Grant Date	Estimated Future Payouts Under Non-equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards (2) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert C. Rowe
Annual Cash Incentive	—	205,500	411,000	616,500	—	—	—	—	—
Long-Term Equity	2/11/11	—	—	—	—	18,169	36,338	—	372,098
Long-Term Equity	12/5/11	—	—	—	—	3,667	3,667	—	102,687
Brian B. Bird
Annual Cash Incentive	—	84,257	168,514	252,771	—	—	—	—	—
Long-Term Equity	2/11/11	—	—	—	—	8,939	17,878	—	183,068
Long-Term Equity	12/5/11	—	—	—	—	1,203	1,203	—	33,687
Heather H. Grahame
Annual Cash Incentive	—	61,338	122,675	184,013	—	—	—	—	—
Long-Term Equity	2/11/11	—	—	—	—	5,965	11,930	—	122,160
Long-Term Equity	12/5/11	—	—	—	—	876	876	—	24,531
Curtis T. Pohl
Annual Cash Incentive	—	48,293	96,585	144,878	—	—	—	—	—
Long-Term Equity	2/11/11	—	—	—	—	4,697	9,394	—	96,192
Long-Term Equity	12/5/11	—	—	—	—	689	689	—	19,294
Bobbi L. Schroeppel
Annual Cash Incentive	—	31,981	63,962	95,943	—	—	—	—	—
Long-Term Equity	2/11/11	—	—	—	—	2,639	5,278	—	54,044
Long-Term Equity	12/5/11	—	—	—	—	456	456	—	12,769

(1)	Reflects possible payout range of 2011 Plan performance awards. The units granted on February 11, 2011, have a weighted average grant date fair value of $20.48.

(2)
These values reflect the grant date fair value of these awards as calculated utilizing the provisions of Accounting Standards Codification 718, Stock Compensation, and does not represent earned or paid compensation as the shares are subject to performance and vesting conditions. The values in the table above assume payout at target based on grant date fair value. See Note 14 to the consolidated financial statements in our 2011 Annual Report on Form 10-K for further information regarding assumptions underlying the valuation of equity awards.

Non-equity Incentive Plan Awards

Non-equity incentive plan compensation includes amounts earned under the NorthWestern Energy 2011 Annual Incentive Plan, which were paid in 2012. The HR Committee reviewed 2011 performance against plan targets and the plan achieved a payout percentage of 101 percent, as discussed in the “Compensation Discussion and Analysis—2011 Compensation—Annual Cash Incentive Awards” section, starting on page 30 of this proxy statement.

Equity Incentive Plan Awards

As previously discussed in the “Compensation Discussion and Analysis—2011 Compensation—Long-Term Incentive Plan Equity Awards” section in this proxy statement, the Board approved granting performance awards in 2011 under the 2005 Plan. The values of stock awards included in the table above reflect the grant date fair value of these awards as calculated utilizing the provisions of Accounting Standards Codification 718, Stock Compensation, and does not represent earned or paid compensation as the shares are subject to performance and vesting conditions. For the 2011 awards, the exact number of shares issued will vary from zero to 200 percent of the target award, depending on actual company performance relative to the performance goals. In addition, if earned, the value of the award on the vesting date, based on the fair market value of our stock on that future date, likely will differ from the value at target, which is based on the fair market value of a share of our stock on the grant date. See Note 14 to the consolidated financial statements in our 2011 Annual Report on Form 10-K for further information regarding assumptions underlying the valuation of equity awards.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table contains information regarding outstanding equity-based awards, including the potential dollar amounts realizable with respect to the awards for each named executive officer. Dividends are not paid or accrued on any unvested shares.

Name	Grant Date	Stock Awards
		Restricted Stock			Performance Based Shares
		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) (3) ($)
Robert C. Rowe	12/5/11	—		—	3,667	131,242
	2/11/11	—		—	36,338	1,300,537
	2/12/10	—		—	40,274	1,441,406
Brian B. Bird	12/5/11	—		—	1,203	43,055
	2/11/11	—		—	17,878	639,854
	2/12/10	—		—	19,816	709,215
Heather H. Grahame (4)	12/5/11	—		—	876	31,352
	2/11/11	—		—	11,930	426,975
	8/2/10	2,000	(1)	71,580	6,044	216,315
Curtis T. Pohl	12/5/11	—		—	689	24,659
	2/11/11	—		—	9,394	336,211
	2/12/10	—		—	6,778	242,585
Bobbi L. Schroeppel	12/5/11	—		—	456	16,320
	2/11/11	—		—	5,278	188,900
	2/12/10	—		—	5,518	197,489

(1)	These shares will vest in equal installments annually on August 2, 2012 and 2013.

(2)	Values were calculated based on a $35.79 closing price of our common stock, as reported on the New York Stock Exchange on December 30, 2011.

(3)
The performance based shares granted in February 2011 and 2010 will vest, if at all, on December 31, 2013 and 2012, respectively, subject to the satisfaction of the applicable performance and market criteria and generally subject to the recipient’s continued employment through such date. Based on performance through December 31, 2011, we are above target for obtaining payout of the 2011 and 2010 grants. The number of units and payout value shown for the 2011 and 2010 grants assumes a maximum level of performance (200 percent) will be achieved, as required by the SEC’s disclosure rules.

(4)	Upon her appointment as Vice President and General Counsel on August 2, 2010, Ms. Grahame was granted on a pro rata basis an award under the 2010 Plan.

2011 Stock Vested

The table below shows the dollar amounts realized pursuant to the vesting of equity-based awards during the last fiscal year.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert C. Rowe (1)	32,253	1,154,335
Brian B. Bird (2)	17,374	618,805
Heather H. Grahame (3)	1,000	31,560
Curtis T. Pohl (4)	6,156	218,869
Bobbi L. Schroeppel (5)	4,856	172,920

(1)
Shares vested consist of restricted shares granted under our 2009 long-term incentive program that vested on December 31, 2011; at a performance level of 155.2 percent. We determined the value realized for the vesting of these shares using the fair market value of our common stock on the vesting date, which was $35.79.

(2)
Shares vested consist of 1,505 restricted shares granted under our 2006 long-term incentive program of which one-ninth vested on November 1, 2011, and restricted shares granted under our 2009 long-term incentive program that vested on December 31, 2011, at a performance level of 155.2 percent, or 15,869 shares.  We determined the value realized for the vesting of these shares using the fair market value of our common stock on the vesting dates, which was $33.79 and $35.79, respectively.

(3)
Shares vested consist of 1,000 restricted shares granted on August 2, 2010, under our long-term incentive program of which one-third vested on August 2, 2011. We determined the value realized for the vesting of these shares using the fair market value of our common stock on the vesting dates, which was $31.56.

(4)
Shares vested consist of 727 restricted shares granted under our 2006 long-term incentive program of which one-ninth vested on November 1, 2011, and restricted shares granted under our 2009 long-term incentive program that vested on December 31, 2011, at a performance level of 155.2 percent, or 5,429 shares. We determined the value realized for the vesting of these shares using the fair market value of our common stock on the vesting dates, which was $33.79 and $35.79, respectively.

(5)
Shares vested consist of 438 restricted shares granted under our 2006 long-term incentive program of which one-ninth vested on November 1, 2011, and restricted shares granted under our 2009 long-term incentive program that vested on December 31, 2011, at a performance level of 155.2 percent, or 4,418 shares. We determined the value realized for the vesting of these shares using the fair market value of our common stock on the vesting dates, which was $33.79 and $35.79, respectively.

Post-Employment Compensation

2011 Pension Benefits

We have two separate defined benefit pension plans that cover employees hired prior to January 1, 2009. The NorthWestern Energy Pension Plan is applicable to employees who began their employment in Montana, and the NorthWestern Pension Plan is applicable to employees who began their employment in South Dakota or Nebraska.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert C. Rowe	NorthWestern Energy Pension Plan	3.00	131,184	—
Brian B. Bird	NorthWestern Pension Plan	8.08	101,548	—
Heather H. Grahame (1)	—	—	—	—
Curtis T. Pohl	NorthWestern Pension Plan	25.39	255,915	—
Bobbi L. Schroeppel	NorthWestern Pension Plan	13.63	97,628	—

(1)	The plans were closed to new entrants January 1, 2009, and therefore Ms. Grahame is not eligible to participate.

We calculated the present value of accumulated benefits assuming benefits commence at age 65 and using the discount rate, mortality assumption and assumed payment form consistent with those disclosed in Note 13 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011. While we calculated the present values in the table above assuming that benefits commence at age 65, the table below summarizes the cash balance available if the individual were to terminate service as of December 31, 2011.

Name	Cash Balance ($)
Robert C. Rowe	102,006
Brian B. Bird	100,028
Heather H. Grahame	—
Curtis T. Pohl	251,623
Bobbi L. Schroeppel	95,609

Under the NorthWestern Energy Pension Plan, a participant’s account grows based upon (1) contributions by the company made once per year, and (2) interest credits at the rate of 6 percent per year. Contribution rates range from 3 percent to 12 percent for compensation below the taxable wage base and from 1.5 percent to 6 percent for compensation above one-half of the taxable wage base. Upon termination of employment, an employee who is at least 50 years of age with five years of service may begin receiving a monthly annuity or defer receiving benefits until he or she is required to take a minimum distribution.

Under the cash balance formula of the NorthWestern Pension Plan, a participant’s account grows based upon (1) annual pay credits, and (2) annual interest credits based on the average federal 30-year Treasury Bill rate for November of the preceding year. Pay credits range from 3 percent to 7.5 percent for compensation below the taxable wage base, and such amounts are doubled for compensation above the taxable wage base. Upon termination of employment, an employee, or if deceased, his or her beneficiary, may elect to receive a lump sum equal to the cash balance in the account, a monthly annuity if age 55 or greater, or defer receiving benefits until he or she is required to take a minimum distribution.

The plans were closed to new entrants January 1, 2009. For both pension plans, credited years of service are based on actual hire date, and pensionable earnings include base pay only. Mercer Human Resources Consulting, the actuary for our pension plans, calculated the present value of accumulated benefits using participant data provided by us.

Non-qualified Deferred Compensation Plan

As discussed in the “Compensation Discussion and Analysis—Other Compensation Policies—Non-qualified Deferred Compensation” section in this proxy statement, we implemented a deferred compensation plan in 2009.  The following table provides information on the 2011 non-qualified deferred compensation of our named executive officers who participate in the plan.

	Executive Contributions in 2011 ($)	Registrant Contributions in 2011 ($)	Aggregate Earnings in 2011 ($)	Aggregate Withdrawals/ Distributions in 2011 ($)	Aggregate Balance on December 31, 2011 ($)
Robert C. Rowe	$96,775	—	$21,233	—	$118,008

(1)
All executive contributions in the last fiscal year are reported as compensation to such executive officer in the Summary Compensation Table on page 36. Mr. Rowe is the only named executive officer who participates in the plan, and 2011 was his first year of participation. Therefore, his aggregate contributions under the plan are $96,775.

Termination or Change in Control Arrangements

2008 Key Employee Severance Plan

Our named executive officers are participants in the 2008 Key Employee Severance Plan, which we refer to as the 2008 Severance Plan. The 2008 Severance Plan was reviewed by the HR Committee with recommendations from professional advisors and approved by the Board. The HR Committee believes that it is appropriate for us to have a severance plan to provide a consistent means of addressing severance situations.

The 2008 Severance Plan does not provide for change in control payments, but it does provide for the payment of severance benefits in the event an officer is terminated involuntarily without cause. Cause generally is defined in the 2008 Severance Plan as (1) fraud, misappropriation of corporate property or funds, or embezzlement; (2) malfeasance in office, misfeasance in office which is willful or grossly negligent, or nonfeasance in office which is willful or grossly negligent; (3) failure to comply with our Code of Conduct; (4) illegal conduct, gross misconduct or dishonesty, in each case which is willful and results (or is reasonably likely to result) in substantial damage to the company; or (5) willful and continued failure by the employee to perform substantially his/her duties. For this purpose, involuntary termination does not include a termination resulting from a participant’s death or disability.

The severance benefits payable under the 2008 Severance Plan consist of:

•	A lump-sum cash payment equal to one times annual base pay;

•	Reimbursement of Consolidated Omnibus Budget Reconciliation Act, or COBRA, premiums paid by the participant during the 12-month period following the participant’s termination date; and

•	$12,000 of outplacement services during the 12-month period following the participant’s termination date.

The following table shows the amount of potential cash severance that would have been payable, based on an assumed termination date of December 31, 2011, under the normal severance provisions of the 2008 Severance Plan, including the amount that each named executive officer would be entitled to be reimbursed for outplacement expenses and reimbursement of costs for continuing coverage and other benefits under our group health, dental and life insurance plans. Severance benefits are not provided in connection with terminations for cause.

Name	Base Salary ($)	COBRA Premiums ($)	Outplacement Services ($)	Amount of Potential Severance Benefit ($)
Robert C. Rowe	513,750	5,320	12,000	531,070
Brian B. Bird	337,028	20,208	12,000	369,236
Heather H. Grahame	306,688	20,208	12,000	338,896
Curtis T. Pohl	241,463	11,910	12,000	265,373
Bobbi L. Schroeppel	213,206	17,648	12,000	242,854

2005 Long-Term Incentive Plan Change in Control Provision

All outstanding equity awards were granted under our 2005 Plan. The 2005 Plan, in a change in control situation, provides that either the vesting of awards shall accelerate so that awards shall vest as to the shares that otherwise would have been unvested, or the HR Committee shall arrange or otherwise provide for the payment of cash or other consideration to participants in exchange for the satisfaction and cancellation of outstanding awards. The following table shows the amount of potential stock value that would have been received, based on an assumed change in control date of December 31, 2011, outstanding equity awards at target payout, and a closing stock price on December 30, 2011, of $35.79.

Name	Value of Accelerated Stock Vesting ($)
Robert C. Rowe	1,502,214
Brian B. Bird	717,590
Heather H. Grahame	424,577
Curtis T. Pohl	314,057
Bobbi L. Schroeppel	209,515

Death and Disability Benefits

Our executives are covered by the standard death and disability benefits that are available to substantially all employees.

Executive Retirement / Retention Program Awards

Awards under our executive retirement / retention program, as discussed on page 33, if earned, will be paid out in shares of common stock of the company over a five-year period following the participant’s separation of service with the company.

2011 Director Compensation

Compensation to our non-employee directors consists of an annual cash retainer, an annual unrestricted stock award, an annual cash retainer for the chair of each committee of the Board, and meeting attendance fees. Non-employee directors are not eligible to participate in our retirement plans. The company also reimburses non-employee directors for the cost of participation in certain continuing education programs and travel costs to meetings. Employee directors are not compensated for service on the Board.

Following is the rate schedule for non-employee director compensation for 2011.

	Cash ($)	Shares (#)
Annual Board Retainer
New Member Initial Stock Grant (none in 2011)	N/A	1,000
Board Chairman	100,000	3,000
Board Member	25,000	2,000
Annual Committee Chairperson Retainer
Audit Committee	10,000	N/A
Nominating and Corporate Governance Committee	6,000	N/A
Human Resources Committee	6,000	N/A
Meeting Fees (1)
Board Meeting	2,000	N/A
Committee Meeting	2,000	N/A

(1)	The Board Chairman does not receive meeting fees.

The following table sets forth the 2011 compensation for our non-employee directors.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
E. Linn Draper Jr., Chairman	100,000	88,020	188,020
Stephen P. Adik	79,000	58,680	137,680
Dorothy M. Bradley	53,000	58,680	111,680
Dana J. Dykhouse	65,000	58,680	123,680
Julia L. Johnson	71,000	58,680	129,680
Philip L. Maslowe	75,000	58,680	133,680
Denton Louis Peoples	69,000	58,680	127,680

(1)	Amounts deferred under the deferred compensation plan described below included $100,000 for Mr. Draper; $44,000 for Mr. Adik; $5,000 for Ms. Bradley; and $71,000 for Ms. Johnson.

(2)
These values reflect the grant date fair value of annual stock awards described above. Grant date fair value is calculated utilizing the provisions of Accounting Standards Codification 718, Stock Compensation. See Note 14 to the consolidated financial statements in our 2011 Annual Report on Form 10-K for further information regarding assumptions underlying the valuation of equity awards. The grant date fair value of annual stock awards made during 2011 was $29.34 per share. Mr. Draper, Mr. Adik, Ms. Bradley, Ms. Johnson, Mr. Maslowe and Mr. Peoples deferred their 2011 grants under the deferred compensation plan described below. The deferred share units outstanding as of December 31, 2011, are as follows: Mr. Draper – 67,010; Mr. Adik – 36,713; Ms. Bradley – 4,283; Ms. Johnson – 46,943; Mr. Maslowe – 42,719; and Mr. Peoples – 23,612..

Non-employee directors may elect to defer up to 100 percent of any qualified cash or equity-based compensation that would be otherwise payable to them, subject to compliance with NorthWestern’s 2005 Deferred Compensation Plan for Non-employee Directors and Section 409A of the Internal Revenue Code. For those directors who defer their compensation, the meeting fee or retainer, as applicable, is the value utilized to determine the amount of deferred compensation. The deferred compensation may be invested in deferred stock units of the company’s common stock or in designated investment options that substantially mirror the qualified employee 401(k) plan options. Based on the election of the non-employee director, other than on account of death, he or she shall receive a distribution either in a lump sum or in approximately equal installments over a designated number of years (not to exceed 10 years). Distributions of deferred share units will be equal to one share of the company’s common stock for each unit. The value of each deferred compensation account is adjusted periodically to reflect the gains, losses and dividends associated with the designated investments.

Our director stock ownership guidelines provide that each non-employee Board member is to retain at least five times the value of his or her annual cash Board and committee chair retainer(s) in common stock or deferred stock units within five years of commencing service on our Board. The following table shows the non-employee Board members’ stock ownership levels as of December 31, 2011:

Name	Stock Ownership Requirement ($)	Number of Shares or DSUs Owned (#)	Value of Shares or DSUs Owned (1) ($)	Ownership as a Percent of Requirement (1) (%)
E. Linn Draper Jr., Chairman	500,000	67,010	2,398,288	480%
Stephen P. Adik	175,000	56,714	2,029,794	1,160%
Dorothy M. Bradley	125,000	7,617	272,612	218%
Dana J. Dykhouse	125,000	7,000	250,530	200%
Julia L. Johnson	155,000	46,943	1,680,090	1,084%
Philip L. Maslowe	155,000	42,719	1,528,913	986%
Denton Louis Peoples	125,000	26,612	952,443	762%

(1)	Value and ownership percentage calculated as of December 30, 2011, using a closing stock price of $35.79.

Stock Ownership Information

Our common stock is currently the only class of voting securities. The number of shares noted are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares which the person has the right to acquire within 60 days through the exercise of option, warrant or right.

Security Ownership of Directors and Management

The following table sets forth certain information as of February 27, 2012, with respect to the beneficial ownership of shares of our common stock owned by our current directors, the named executive officers, and by all of our directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Unrestricted Shares of Common Stock Beneficially Owned Directly (#)	Unrestricted Shares of Common Stock Beneficially Owned Indirectly (#)	Unvested Restricted Stock (#)	Deferred Stock Units (#)	Total Shares of Common Stock Beneficially Owned (#)	Percent of Common Stock
Stephen P. Adik (1)	—	20,000	—	39,214	59,214	*
E. Linn Draper Jr.	—	—	—	71,221	71,221	*
Dorothy M. Bradley	3,335	—	—	6,782	10,117	*
Dana J. Dykhouse	9,500	—	—	—	9,500	*
Julia L. Johnson	—	—	—	49,664	49,664	*
Philip L. Maslowe	—	—	—	45,219	45,219	*
Denton Louis Peoples	3,000	—	—	23,112	26,112	*
Robert C. Rowe (2)	5,862	4,230	—	35,045	45,137	*
Brian B. Bird	41,925	—	—	—	41,925	*
Heather H. Grahame	3,128	—	2,000	—	5,128	*
Curtis T. Pohl	8,323	—	—	—	8,323	*
Bobbi L. Schroeppel	9,528	—	—	—	9,528	*
Directors and Executive Officers as a Group (16 persons)	101,858	24,230	2,000	279,721	407,809	1.12%
* Less than 1%.

(1)	Shares held indirectly by Mr. Adik represent shares held in a trust of which Mr. Adik and his spouse are co-trustees.

(2)	Shares held indirectly by Mr. Rowe represent shares held in a SEP IRA owned by Mr. Rowe.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on information furnished to us and contained in reports filed with the SEC, as well as written representations that no other reports were required, NorthWestern believes that during 2011 all of its directors and executive officers timely filed all reports required by Section 16 of the Exchange Act.

Security Ownership of Certain Beneficial Holders

The following table sets forth information regarding whom we know to be the beneficial owners of more than 5 percent of our issued and outstanding common stock as of February 27, 2012. Such information is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (#)	Percent of Common Stock (%)
BlackRock, Inc. (1)	3,337,127	9.18%
40 East 52nd Street, New York, NY 10022

T. Rowe Price Associates, Inc. (2)	2,308,085	6.35%
100 E. Pratt Street, Baltimore, MD 21202

The Vanguard Group, Inc. (3)	2,304,450	6.34%
100 Vanguard Blvd., Malvern, PA 19355

(1)
Reflects shares beneficially owned by BlackRock, Inc. as of December 31, 2011, according to a statement on Schedule 13G filed with the SEC on January 20, 2012, which indicates that the beneficial owner’s parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G), has sole voting and dispositive power with respect to 3,337,127 shares. The beneficial owner holds shared voting or dispositive power with respect to none of the shares. The Schedule 13G certifies that the securities were acquired in the ordinary course and not with the purpose or with the effect of changing or influencing the control of NorthWestern Corporation.

(2)
Reflects shares beneficially owned by T. Rowe Price Associates, Inc. as of December 31, 2011, according to a statement on Schedule 13G filed with the SEC on February 10, 2012, which indicates that the beneficial owner, an investment adviser, has sole voting power with respect to 515,740 shares and sole dispositive power with respect to 2,308,085 shares. The beneficial owner holds no shared voting or dispositive power with respect to any of the shares. The Schedule 13G certifies that the securities were acquired in the ordinary course and not with the purpose or with the effect of changing or influencing the control of NorthWestern Corporation.

(3)
Reflects shares beneficially owned by The Vanguard Group, Inc., as of December 31, 2011, according to a statement on Schedule 13G filed with the SEC on February 6, 2012, which indicates that the beneficial owner, an investment adviser, has sole voting power with respect to 55,669 shares and sole dispositive power with respect to 2,248,781 shares. The beneficial owner has shared dispositive power with respect to 55,669 shares and no shared voting power with respect to any shares. The Schedule 13G certifies that the securities were acquired in the ordinary course and not with the purpose or with the effect of changing or influencing the control of NorthWestern Corporation.

Proposals Requiring Your Vote

The following three proposals will be presented at the meeting for your vote. When voting by Internet or telephone, you will be instructed how to cast your vote for or against or to abstain from voting on these proposals. If you received a printed copy of your proxy materials, space is provided on the proxy card to vote for or against or abstain from voting on each of the proposals.

The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3.

Proposal 1
Election of Directors

Our Board is nominating eight individuals for election as directors at the annual meeting. All nominees are currently serving as directors of the company. In accordance with our Certificate of Incorporation and our Bylaws, all members of our Board are elected annually, to serve until the next annual meeting of stockholders and until their successors are duly elected and qualify. Our Bylaws currently authorize a Board consisting of not fewer than five nor more than 11 persons. We currently have eight seats on our Board; however, if any director is unable to complete his or her term, the Board, by resolution, may reduce the number of directors or choose a substitute to fill the vacated position.

The nominees for election to the eight positions on our Board, selected by our Nominating and Corporate Governance Committee and proposed by our Board to be voted upon at the annual meeting, are: Stephen P. Adik; Dorothy M. Bradley; E. Linn Draper Jr.; Dana J. Dykhouse; Julia L. Johnson; Philip L. Maslowe; Denton Louis Peoples and Robert C. Rowe.

Our goal is to maintain a diverse Board that operates cohesively and challenges management in a constructive way. The NCG Committee has not established specific minimum qualifications for director nominees or set forth specific qualities or skills that the committee believes are necessary for one or more directors to possess. Instead, in considering director candidates, the NCG Committee considers the diversity of our Board and takes into account whether the Board as a whole has the skills, experience and background that add to and complement the range of skills, experience and background of each director, based on the following: integrity, accomplishments, business judgment, experience and education, commitment, representation of stockholders, industry knowledge, independence, financial literacy, race and gender. With the exception of the company’s President and Chief Executive Officer, all of our directors are required to be independent.

When nominating persons to serve on our Board, the NCG Committee considers individuals who can add value to the strategic policymaking and oversight responsibilities of the Board and provide skills and personal experiences that add to and complement the skills, experience and background of the Board as a whole and are needed to achieve the company’s corporate objectives. A director’s ability to contribute to the Board, the time he or she has available and his or her participation on other boards also are considered because we believe these are important factors that enhance the quality of the Board’s decision-making, its oversight of management and our business overall. The NCG Committee believes that our incumbent Board members collectively possess the experience, skills and attributes necessary to lead the company to a long and successful future. The individual qualifications of each nominee are described beginning on page 9 of this proxy statement.

Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote “FOR” the election of director nominees Adik, Bradley, Draper, Dykhouse, Johnson, Maslowe, Peoples and Rowe to hold office as directors until the next annual meeting of stockholders in 2013 and until their successors are duly elected and qualified. All nominees have advised the Board that they are able and willing to serve as directors.

If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by the proxies may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than eight nominees. Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the annual meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving a plurality of votes; however, under our Majority Vote Policy described below, if a nominee for director receives more “WITHHOLD AUTHORITY” votes than “FOR” votes, such nominee shall immediately tender his or her resignation under the procedures in the policy.

Director Majority Vote Policy

The Board has in place a Majority Vote Policy for the election of directors. The policy provides that, in an uncontested election, any nominee for director who receives a greater number of “WITHHOLD AUTHORITY” votes from his or her election than votes “FOR” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the stockholder vote.

Under this policy, the NCG Committee shall promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board. The Board will act on the NCG Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Current Report on Form 8-K furnished to the Securities and Exchange Commission.

Any director who tenders his or her resignation pursuant to this provision shall not participate in the NCG Committee’s recommendation or Board action regarding whether to accept the resignation offer. However, if each member of the NCG Committee receives a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them. If the only directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers, with each director recusing himself or herself from consideration of his or her resignation offer.

The Board of Directors recommends a vote “FOR”
the election of our eight nominees.

Proposal 2
Ratification of Independent Registered Public Accounting Firm

Our Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2012, and recommends that stockholders vote for ratification of such appointment. Although action by the stockholders is not required by law, the Audit Committee and the Board have determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of the company and its stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider its selection.

Representatives of Deloitte will be present at the annual meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions. The following table is a summary of the fees billed to us by Deloitte for professional services for the fiscal years ended December 31, 2011 and 2010:

Fee Category	Fiscal 2011 Fees ($)	Fiscal 2010 Fees ($)
Audit fees	1,284,200	1,225,000
Audit-related fees	—	—
Tax fees	304,085	166,947
All other fees	—	—
Total fees	1,588,285	1,391,947

Audit Fees

Audit fees consist of fees billed for professional services rendered for the audit of our financial statements, internal control over financial reporting and review of the interim financial statements included in quarterly reports and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements. For 2011, this amount includes estimated billings for the completion of the 2011 audit, which were rendered after year-end.

Audit-related Fees

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” There were no audit-related fees in fiscal 2011 and 2010.

Tax Fees

Tax fees consist of fees billed for professional services for tax compliance of $304,085 and $166,947 for the years ended December 31, 2011 and 2010, respectively. These services include assistance regarding federal and state tax compliance.

All Other Fees

All other fees consist of fees for products and services other than the services reported above. In fiscal years 2011 and 2010, there were no other fees.

Pre-approval Policies and Procedures

Rules adopted by the Securities and Exchange Commission in order to implement requirements of the Sarbanes-Oxley Act of 2002 require public company audit committees to pre-approve audit and non-audit services. Our Audit Committee follows procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent public accountants for additional services not contemplated in the original pre-approval. In those instances, we will obtain the specific pre-approval of the Audit Committee before engaging the independent public accountants. The procedures require the Audit Committee to be informed of each service, and the procedures do not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Pursuant to the provisions of the Audit Committee Charter, before Deloitte is engaged to render audit or non-audit services, the Audit Committee must pre-approve such engagement. For 2011, 100 percent of the audit-related fees, tax fees and all other fees were pre-approved by the Audit Committee or the Chairman of the Audit Committee pursuant to delegated authority.

Leased Employees

In connection with their audit of our 2011 annual financial statements, more than 50 percent of Deloitte & Touche LLP’s work was performed by full-time, permanent employees of Deloitte & Touche LLP.

The affirmative vote of the holders of a majority in voting power of the shares of our common stock which are present in person or represented by proxy and entitled to vote thereon is required to ratify the selection of Deloitte & Touche LLP. Brokers may vote a client’s proxy in their own discretion on this proposal, and accordingly, “broker non-votes” will not affect the outcome of the vote on the proposal. Abstentions will have the same effect as a vote against the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted “FOR” the proposal to ratify the selection of Deloitte to serve as the independent registered public accounting firm for NorthWestern Corporation for the fiscal year ending December 31, 2012.

The Board of Directors recommends a vote “FOR”
the ratification of Deloitte & Touche LLP as our
independent registered public accounting firm.

Proposal 3
Advisory Vote to Approve Named Executive Officer Compensation

The company is providing stockholders an opportunity to provide an advisory vote to approve named executive officer compensation, or a say on pay vote, as required by federal legislation. At our annual meeting in 2011, we asked our stockholders to approve, on an advisory basis, a say-on-pay resolution regarding the compensation of our named executive officers, as disclosed in the proxy statement for that meeting, and a say-when-on-pay” recommendation regarding the frequency of future say-on-pay votes. More than 95 percent of the shares present and entitled to vote on the matter were voted to approve our say-on-pay resolution and the 2010 compensation of our named executive officers, and more than 85 percent of the shares present and entitled to vote on the matter were voted in favor of an annual say-on-pay vote.  We also asked our stockholders to approve the 2005 Plan. More than 92 percent of the shares present and entitled to vote on the matter were voted to approve the 2005 Plan. In accordance with the frequency choice that received the most votes in the say when on pay vote at our 2011 annual meeting, we intend to conduct a say-on-pay vote every year until the next required vote on the frequency of future stockholder votes on executive compensation.

Through the say-on-pay-vote, we are asking you to support the compensation of our named executive officers, as we have described it in this proxy statement. The say-on-pay vote is seeking advisory approval of the compensation of our named executive officers.

Your say-on-pay-vote will provide insight and guidance to us and our Board regarding your sentiment about our executive compensation philosophy, policies and practices. While the say-on-pay-vote is advisory and not binding on our company, we and our Board will consider the guidance received by the vote when determining executive compensation for the remainder of 2012 and beyond. For the reasons summarized below, we ask that you support our executive compensation and vote in favor of the say-on-pay proposal outlined below.

We consider our executive compensation programs to be instrumental in helping us achieve strong financial performance and other key non-financial objectives, such as safety, reliability and customer satisfaction. Our programs are designed to attract, motivate and retain a highly qualified executive team that is able to achieve corporate objectives and create long-term stockholder value. Our Human Resources Committee, which is composed entirely of independent members, and our Board believe the company’s overall executive compensation program is structured to reflect a strong pay-for-performance philosophy and aligns the long-term interests of our executives and our stockholders. The “Compensation Discussion and Analysis” section, starting on page 19 of this proxy statement, and the “Compensation of Executive Officers and Directors” section, starting on page 36, provide more detailed discussions of our specific executive compensation programs.

Our compensation programs are substantially tied to our key business objectives and the success of our stockholders. As described in the “Compensation Discussion and Analysis” section, one component of our compensation philosophy is that a significant portion of our executives’ compensation should be at risk in the form of incentive awards that are paid, if earned, based on individual and company performance. Our short-term and long-term incentive programs demonstrate this philosophy. More than half (55 percent) of the weighting of the potential annual incentive payment an executive may earn is tied to the company’s success in achieving a net income target established by our HR Committee and approved by our Board. The remainder of the potential annual incentive payment is focused on achieving excellence in operations. With respect to our long-term incentive program, the number of shares actually earned pursuant to long-term incentive awards is based on return on average equity, net income growth and total stockholder return relative to our peer group. If the value we deliver to our stockholders declines, so, too, does the compensation we deliver to our executives.

In addition, we have designed the framework of our short-term and long-term incentive programs for the long haul. Our Board established the framework for our short-term incentive program in 2005. Since establishment, the primary revisions to the program have been with respect to annual targets, generally, to require improvement on a year-over-year basis. Our Board established a long-term incentive plan in 2005. In 2009, our Board implemented a long-term incentive program under the 2005 plan. The program was limited to the company’s senior employees whose work directly affects our financial results and incorporated performance-based metrics over a three-year period. The first payouts under the long-term incentive program occurred in early 2012. In addition, grants under our executive retention / retirement program are conditioned on the company’s financial performance over a five-year period and, if earned, are paid out over a five-year period following the executive’s separation from service with the company.

Another component of our compensation philosophy is to approximate the middle of the competitive total compensation range. Our HR Committee closely monitors the compensation programs and pay levels of executives from similar companies as to size and complexity with the assistance of an independent compensation consultant, Towers Watson.

Our compensation philosophy also is reflected in what we don’t do:

•	We do not make multi-year guarantees for salary increases to our named executive officers.

•	We do not have perquisites for former and/or retired executives that differ materially from those available to employees generally.

•
We do not have any change in control payments exceeding three times base salary and target bonus. Our only change in control provision appears in the NorthWestern Corporation 2005 Long-Term Incentive Plan and provides for the immediate vesting or cash payment of any unvested equity awards upon a change in control.

•	We do not have employment or golden parachute agreements with any of our named executive officers.

•	We do not have a top hat plan.

•	We do not provide tax gross-ups to our named executive officers.

•	We do not pay dividends or dividend equivalents on unvested performance shares or units.

•	We do not have executives engaged in hedging activities with company stock.

Finally, we believe our compensation philosophy also is reflected in the high level of corporate governance we maintain over our executive compensation programs. Our HR Committee consists entirely of independent members. Moreover, our HR Committee, our CEO, and our executive in charge of human resources engage in an annual talent review process to address succession and executive development for our CEO and other key executives. Our HR Committee also conducts an annual performance assessment of our CEO and determines appropriate adjustments to all elements of his total compensation based on individual and company performance.

We believe that the summary information we’ve provided with this proposal and the more detailed descriptions provided elsewhere in this proxy statement demonstrate that we and our HR Committee have designed our executive compensation programs appropriately to align the long-term interests of management and stockholders.

For all of these reasons, including what we do and don’t do, your vote in support of the compensation of our named executive officers is requested. Accordingly, the Board recommends that stockholders approve our executive compensation program by voting “FOR” the following advisory resolution

RESOLVED, that the compensation paid to the company’s named executive officers (as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement) is hereby APPROVED.

This advisory vote to approve named executive officer compensation is not binding on the company. However, we and our Board will take into account the result of the vote when determining future executive compensation arrangements.

The affirmative vote of the holders of a majority in voting power of the shares of our common stock which are present in person or represented by proxy and entitled to vote thereon is required to approve the say-on-pay resolution set forth above. Abstentions will have the same effect as a vote against the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted “FOR” the proposal to approve, on an advisory basis, the compensation of the company’s named executive officers, as set forth in the company’s 2012 proxy statement.

The Board of Directors recommends a vote “FOR”
adoption of the resolution approving, on an advisory basis,
the compensation of the company’s named executive officers,
as described in this proxy statement.

Other Matters

Securities Authorized for Issuance Under Equity Compensation Plans

The following table presents summary information about our equity compensation plans, including our long-term incentive plan. The table presents the following data on our plans as of the close of business on December 31, 2011:

1.	The aggregate number of shares of our common stock subject to outstanding stock options, warrants and rights;

2.	The weighted average exercise price of those outstanding stock options, warrants and rights; and

3.
The number of shares that remain available for future option grants, excluding the number of shares to be issued upon the exercise of outstanding options, warrants and rights described in number 1. above.

For additional information regarding our long-term incentive plans and the accounting effects of our stock-based compensation, please see Note 14 to our Consolidated Financial Statements of our Annual Report on form 10-K for the year ended December 31, 2011.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)			1,006,952 (2)

Equity compensation plans not approved by security holders
None	—	—	—
Total	—	—	1,006,952 (2)

(1)	Consists of the NorthWestern Corporation Amended and Restated 2005 Long-Term Incentive Plan, which was approved by stockholders at the 2011 annual meeting.

(2)
Awards under the Amended and Restated 2005 Long-Term Incentive Plan can take the form of stock options, share appreciation rights, restricted and unrestricted share awards, deferred share units and performance awards.

Glossary

The list below defines the various abbreviations and acronyms used throughout this proxy statement.

2005 Plan – NorthWestern Corporation Amended and Restated 2005 Long-Term Incentive Plan, effective March 10, 2005, as amended and restated on February 23, 2011, and approved by stockholders on April 27, 2011.

2008 Severance Plan – NorthWestern Corporation 2008 Key Employee Severance Plan, effective October 1, 2008

Board – Board of Directors of NorthWestern Corporation

CD&A – Compensation Discussion and Analysis

CEO – President and Chief Executive Officer

CFO – Vice President, Chief Financial Officer and Treasurer

COBRA – Consolidated Omnibus Budget Reconciliation Act

Code of Conduct – Code of Conduct and Ethics

Company – NorthWestern Corporation d/b/a NorthWestern Energy

Deloitte – Deloitte & Touche LLP

Deferred plan – NorthWestern Corporation 2009 Officer Deferred Compensation Plan

EEI – Edison Electric Institute

ERM – Enterprise risk management and business continuity programs

Exchange Act – Securities and Exchange Act of 1934, as amended

HR Committee – Human Resources Committee

MPSC – Montana Public Service Commission

NACD – National Association of Corporate Directors

NCG Committee – Nominating and Corporate Governance Committee

NorthWestern – NorthWestern Corporation d/b/a NorthWestern Energy

NYSE – New York Stock Exchange

OSHA – Occupational Safety and Health Administration

Our – NorthWestern Corporation d/b/a NorthWestern Energy

PCAOB – Public Company Accounting Oversight Board

ROAE – Return on Average Equity

SAIDI – System Average Interruption Duration Index

SEC – Securities and Exchange Commission

TSR – Total stockholder return

Us – NorthWestern Corporation d/b/a NorthWestern Energy

We – NorthWestern Corporation d/b/a NorthWestern Energy

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CORPORATE OFFICE 3010 W. 69th Street, Sioux Falls, SD 57108 (605) 978-2900 www.northwesternenergy.com

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[Front Side]
NORTHWESTERN CORPORATION 3010 W. 69TH STREET SIOUX FALLS, SD 57108

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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the VOTE BY INTERNET instructions above, and when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instruction prompts.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o  Broadridge, 51 Mercedes Way, Edgewood, NY  11717.

TO VOTE, MARK BLOCKS BELOW IN  BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
NORTHWESTERN CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Board of Directors recommends that you vote FOR the following nominees:

Vote on Directors
1.	Election of Directors
For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
__	__	__	________________________________
Nominees: 01) Stephen P. Adik 02) Dorothy M. Bradley 03) E. Linn Draper Jr. 04) Dana J. Dykhouse	05) Julia L. Johnson 06) Philip L. Maslowe 07) Denton Louis Peoples 08) Robert C. Rowe

Vote on Proposals		For	Against	Abstain
The Board of Directors recommends that you vote FOR Proposal 2:
2.	Ratify the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for fiscal year 2012.	__	__	__
The Board of Directors recommends that you vote FOR Proposal 3:
3.	An advisory vote to approve named executive officer compensation	__	__	__
4.	Upon such other matters as may come before said meeting or any adjournment or postponement thereof, in the discretion of the Proxyholders.

Please sign exactly as name(s) appear(s) on this Proxy. Joint owners should each sign personally. Corporation Proxies should be signed by an authorized officer. When signing as executors, administrators, trustees, etc., give full title.

___________________________________  __________                  ___________________________________  __________
Signature [PLEASE SIGN WITHIN BOX]        Date                    Signature (Joint Owners)                                 Date

VOTING CARD
[Back Side]

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

PLEASE VOTE PROMPTLY BY INTERNET, PHONE OR MAIL.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The  Notice and Proxy Statement and Annual Report with 10-K Wrap are available at
www.proxyvote.com.

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NORTHWESTERN CORPORATION
3010 W. 69TH STREET, SIOUX FALLS, SD 57108

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 25, 2012

The undersigned hereby appoints E. Linn Draper Jr. and Robert C. Rowe, and each of them, with full power of substitution, attorneys and proxies to represent the undersigned at the 2012 Annual Meeting of Stockholders of NORTHWESTERN CORPORATION to be on held Wednesday, April 25, 2012, at 10:00 a.m. Mountain Daylight Time at the Montana Tech Student Union Building, 1300 West Park Street, Butte, Montana, or at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, and to vote all shares of common stock of the Company which the undersigned may be entitled to vote at said Meeting as directed on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES NAMED IN ITEM 1;  “FOR” RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN ITEM 2;  AND “FOR” THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION IN ITEM 3.

Continued and to be signed on the reverse side